                                                                     Exhibit 2.1


================================================================================


                           YANKEE GROUP RESEARCH, INC.



                            STOCK PURCHASE AGREEMENT


                              --------------------


                             Dated as of May 8, 2000

                                     Between


                           PRIMARK HOLDING CORPORATION

                        a wholly-owned direct subsidiary
                                       of
                               PRIMARK CORPORATION


                                       and


                         REUTERS HOLDING SWITZERLAND SA

                       a wholly-owned indirect subsidiary
                                       of
                                REUTERS GROUP PLC


                           With Respect to all of the

                          Outstanding Capital Stock of

                           YANKEE GROUP RESEARCH, INC.

                              --------------------

                                   $72,500,000

                              --------------------


================================================================================

                               TABLE OF CONTENTS

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Article I      SALE OF SHARES AND CLOSING ...........................     1

      Section 1.1     Purchase and Sale of Shares ...................     1
      Section 1.2     Purchase Price ................................     1
      Section 1.3     Closing .......................................     1

Article II     REPRESENTATIONS AND WARRANTIES OF SELLER .............     2

      Section 2.1     Organization of Seller ........................     2
      Section 2.2     Corporate Authority ...........................     2
      Section 2.3     Organization of the Company ...................     2
      Section 2.4     Capital Stock of the Company ..................     3
      Section 2.5     No Subsidiaries ...............................     3
      Section 2.6     Corporate Records .............................     3
      Section 2.7     Consents and Approvals ........................     3
      Section 2.8     Financial Statements; Contingent Liabilities...     4
      Section 2.9     Absence of Changes ............................     4
      Section 2.10    Accounts Receivable ...........................     7
      Section 2.11    Taxes .........................................     8
      Section 2.12    Litigation ....................................    10
      Section 2.13    Compliance With Laws ..........................    11
      Section 2.14    Pension and Benefit Plans; ERISA ..............    11
      Section 2.15    Properties and Other Assets ...................    14
      Section 2.16    Intellectual Property Rights ..................    15
      Section 2.17    Environmental Matters .........................    17
      Section 2.18    Contracts .....................................    17
      Section 2.19    Licenses and Permits ..........................    19
      Section 2.20    Employees .....................................    19
      Section 2.21    Customers and Suppliers .......................    20
      Section 2.22    Insurance .....................................    20
      Section 2.23    Intercompany Liabilities ......................    20
      Section 2.24    Intercompany Services .........................    21
      Section 2.25    Certain Agreements ............................    21
      Section 2.26    Brokers .......................................    21

                               TABLE OF CONTENTS
                                  (CONTINUED)

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      Section 2.27      Bank Accounts ...............................    21
      Section 2.28      Disclosure ..................................    21
      Section 2.29      Knowledge of the Company ....................    21

Article III    REPRESENTATIONS AND WARRANTIES OF PURCHASER ..........    21

      Section 3.1       Organization ................................    21
      Section 3.2       Corporate Authority .........................    21
      Section 3.3       Consents and Approvals ......................    22
      Section 3.4       Brokers .....................................    22
      Section 3.5       Purchase for Investment .....................    22
      Section 3.6       Availability of Funds .......................    22
      Section 3.7       Litigation ..................................    22
      Section 3.8       Investigation by Buyer ......................    23

Article IV     COVENANTS OF SELLER ..................................    23

      Section 4.1       Contract and Regulatory Approvals ...........    23
      Section 4.2       HSR Filings .................................    23
      Section 4.3       Investigation by Purchaser ..................    24
      Section 4.4       No Negotiations .............................    24
      Section 4.5       Conduct of Business .........................    24
      Section 4.6       Financial Statements and Reports ............    25
      Section 4.7       Employee Matters ............................    26
      Section 4.8       Participation in Benefit Plans ..............    26
      Section 4.9       Termination of 1999 Stock Option Plan .......    27
      Section 4.10      Separation of Services ......................    27
      Section 4.11      No Disposal of Property .....................    27
      Section 4.12      No Breach or Default ........................    28
      Section 4.13      No Acquisitions .............................    28
      Section 4.14      Intercompany Liabilities ....................    28
      Section 4.15      Resignations of Directors ...................    28
      Section 4.16      Tax Matters .................................    29
      Section 4.17      Books and Records ...........................    29

                               TABLE OF CONTENTS
                                  (CONTINUED)

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      Section 4.18      Notice and Cure .............................    29
      Section 4.19      Conduct of Business .........................    29

Article V      COVENANTS OF PURCHASER ...............................    29

      Section 5.1       Regulatory Approvals ........................    29
      Section 5.2       Employee Matters ............................    30

Article VI     CONDITIONS TO OBLIGATIONS OF PURCHASER ...............    31

      Section 6.1       Representations and Warranties ..............    31
      Section 6.2       Performance .................................    31
      Section 6.3       Regulatory Approvals ........................    31
      Section 6.4       No Injunctions ..............................    31
      Section 6.5       Consents and Authorizations .................    32
      Section 6.6       No Adverse Change ...........................    32
      Section 6.7       Transfer of Brazilian Operations ............    32
      Section 6.8       Stock Options Plan ..........................    32
      Section 6.9       Other Documents .............................    33
      Section 6.10      Opinion of Counsel ..........................    33
      Section 6.11      Officer's Certificates ......................    33
      Section 6.12      Resignations ................................    33
      Section 6.13      Non-Foreign Status ..........................    33
      Section 6.14      Primark Non-Compete Agreement ...............    33

Article VII    CONDITIONS TO OBLIGATIONS OF SELLER ..................    33

      Section 7.1       Representations and Warranties ..............    33
      Section 7.2       Performance .................................    33
      Section 7.3       Regulatory Approvals ........................    34
      Section 7.4       Consents and Authorizations .................    34
      Section 7.5       Other Documents .............................    34
      Section 7.6       Officer's Certificates ......................    34

Article VIII   ADDITIONAL POST-CLOSING COVENANTS ....................    34

      Section 8.1       Subscription Services .......................    34
      Section 8.2       Cooperation with Purchaser ..................    34

                               TABLE OF CONTENTS
                                  (CONTINUED)

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                                                                       ----
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      Section 8.3       Non-Competition .............................    34
      Section 8.4       Non-Hire and Non-Solicitation ...............    35
      Section 8.5       No Enforcement of Non-Competition Agreement .    35
      Section 8.6       Release and Indemnity .......................    35

Article IX     SURVIVAL OF PROVISIONS ...............................    36

      Section 9.1       Survival of Representations and Warranties ..    36
      Section 9.2       Survival of Covenants and Agreements ........    36
      Section 9.3       Pursuit of Claims ...........................    36

Article X      INDEMNIFICATION ......................................    36

      Section 10.1      Non-Tax Indemnification by Seller ...........    36
      Section 10.2      Non-Tax Indemnification by Purchaser ........    37
      Section 10.3      Non-Tax Indemnification Procedures; Certain
                          Limitations ...............................    38
      Section 10.4      Tax Indemnification .........................    40
      Section 10.5      Indemnification Payments ....................    47

Article XI     TERMINATION ..........................................    47

      Section 11.1      Termination .................................    47
      Section 11.2      Effect of Termination .......................    47

Article XII    MISCELLANEOUS ........................................    47

      Section 12.1      Notices .....................................    47
      Section 12.2      Entire Agreement; Interpretation ............    48
      Section 12.3      Expenses ....................................    49
      Section 12.4      Public Announcements ........................    49
      Section 12.5      Confidentiality .............................    50
      Section 12.6      Brokers .....................................    50
      Section 12.7      Further Assurances ..........................    50
      Section 12.8      Waiver ......................................    51
      Section 12.9      Amendment ...................................    51
      Section 12.10     Counterparts ................................    51
      Section 12.11     No Third Party Beneficiary ..................    51
      Section 12.12     Governing Law ...............................    51

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                               TABLE OF CONTENTS
                                  (CONTINUED)

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      Section 12.13     Submission to Jurisdiction; Consent to
                          Service of Process ........................    51
      Section 12.14     Binding Effect ..............................    52
      Section 12.15     No Assignment ...............................    52
      Section 12.16     Invalid Provisions ..........................    52

                                 Schedule Index

Schedule 1.2            Allocation of Purchase Price
Schedule 2.3            Jurisdictions of Qualification
Schedule 2.4            Options and Warrants
Schedule 2.7            Consents and Approvals
Schedule 2.8            Financial Statements
Schedule 2.9            Certain Business Developments
Schedule 2.10           Accounts Receivable Aging Schedule
Schedule 2.11           Taxes
Schedule 2.12           Litigation
Schedule 2.13           Compliance with Laws
Schedule 2.14(a)        Employee Benefit Plans and Pension Plans
Schedule 2.14(h)        Effect under Employee Benefit Plans
Schedule 2.15           Properties and Other Assets
Schedule 2.15(b)        Leased Real Property
Schedule 2.16(a)        Patents, Copyrights and Trademarks
Schedule 2.16(b)        Royalty Payments
Schedule 2.16(c)        Intellectual Property - Infringements
Schedule 2.17           Environmental Matters
Schedule 2.18           Contracts
Schedule 2.19           Licenses and Permits
Schedule 2.20(a)        Employee Contracts
Schedule 2.20(b)        Employees - Pending Termination or Absence
Schedule 2.20(d)        Employees - Severance
Schedule 2.21           Customers and Suppliers
Schedule 2.22           Insurance
Schedule 2.23           Intercompany Liabilities
Schedule 2.24           Intercompany Services
Schedule 2.25           Certain Agreements
Schedule 2.27           Bank Accounts
Schedule 3.3            Consents and Approvals
Schedule 4.8            Payments - Primark Stock Option Plan
Schedule 4.9            Payments - 1999 Stock Option Plan
Schedule 8.6            Primark Guaranty

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                  Exhibit Index

Exhibit A       Primark Corporation Non-Compete
Exhibit B       Services Agreement
Exhibit C       Transition Plan
Exhibit D       Stock Option Plan
Exhibit E       Opinion of Seller's Counsel
Exhibit F-1     Officer's Certificate of Seller
Exhibit F-2     Secretary's Certificate of Seller
Exhibit G       Certificate of Non-Foreign Status
Exhibit H       Officer's Certificate of Purchaser

                            STOCK PURCHASE AGREEMENT


            This Stock Purchase Agreement (the "Agreement") is made and entered into this 8th day of May 2000 by and between Reuters Holdings Switzerland SA (the "Purchaser"), corporation organized under the laws of Switzerland and a wholly-owned indirect subsidiary of Reuters Group PLC, a company organized under the laws of England and Wales, and Primark Holding Corporation, a Delaware corporation (the "Seller") and a wholly-owned subsidiary of Primark Corporation, a Michigan corporation ("Primark").

                                    RECITALS:

            A. Seller owns 4,000,000 shares (the "Shares") of common stock of Yankee Group Research, Inc., a Massachusetts corporation (the "Company"), constituting all the issued and outstanding shares of capital stock of the Company;

            B. Seller desires to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Seller, all on the terms and subject to the conditions set forth herein;

            THEREFORE, Purchaser and Seller agree as follows:

                                   ARTICLE I

                           SALE OF SHARES AND CLOSING

            Section 1.1 .Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, Seller agrees to sell the Shares to Purchaser and Purchaser agrees to purchase the Shares from Seller.

            Section 1.2 Purchase Price.

            (a) Purchaser shall pay to Seller the amount of $72,500,000 in cash (the "Purchase Price") which is in consideration for (i) the sale of the Shares,
(ii) the Seller's covenant not to compete contained in Section 8.3 hereof, (iii) Primark's covenant not to compete contained in Exhibit A hereto (the "Primark Non-Compete Agreement") and (iv) the transfer of the Seller's Brazilian operations which relate to the business of the Company referred to in Section
6.7 hereof. Seller and Purchaser hereby agree that the allocation of the Purchase Price shall be as set forth in Schedule 1.2 hereto.

            Section 1.3 Closing.

            (a) The purchase and sale of the Shares (the "Closing") will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, at 9:00 a.m., local time on the fifth business day after the satisfaction or waiver of the conditions in ARTICLES VI AND VII (the "Closing Date") or at such other place and at such other time as Seller and Purchaser may agree in writing.

            (b) At the Closing, Purchaser shall deliver to Seller (i) via wire transfer of immediately available funds, cash in the amount of the Purchase Price and (ii) such documents and instruments required to be delivered by Purchaser pursuant to this Agreement.

            (c) At the Closing, Seller will deliver to Purchaser (i) a certificate or certificates representing all the Shares in appropriate form for transfer to Purchaser or accompanied by stock powers duly executed in blank and
(ii) such other documents and instruments required to be delivered by Seller pursuant to this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Purchaser as follows:

            Section 2.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            Section 2.2 Corporate Authority. Seller has all requisite corporate power and authority to enter into this Agreement and the other agreements to be entered into in connection herewith and to perform its obligations hereunder and thereunder. Seller's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforcement of creditors' rights generally from time to time in effect or by general equitable principles.

            Section 2.3 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as it is now being conducted. Schedule 2.3 lists all jurisdictions in which the Company is duly qualified as a foreign corporation, and the Company is in good standing in each such jurisdiction, and there are no other jurisdictions in which the ownership, leasing or use of its assets or the conduct or nature of its business make such qualification necessary, except for jurisdictions in which the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, results of operations or properties of the Company (a "Material Adverse Effect").

            Section 2.4 Capital Stock of the Company. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $0.01 per share, of which the Shares are the only shares issued and outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. Seller is the owner of record and beneficially of the Shares, free and clear of all mortgages, pledges, encumbrances, security interests, charges, agreements or claims of any kind (collectively, "Liens"), except for Liens set forth in
Schedule 2.4. Except for the employee stock options set forth in Schedule 4.9, there are no authorized or outstanding options, warrants, calls, subscriptions or rights, commitments or other agreements of any kind to purchase capital stock of the Company or to cause the Company to issue any shares of capital stock or securities convertible into or exchangeable or exercisable for any shares of such stock. There are no authorized or outstanding securities of the Company convertible into or exchangeable or exercisable for any capital stock of the Company. Except for the agreement relating to the employee stock options set forth in Schedule 4.9, there are no agreements or understandings to which the Company is a party or by which it is bound with respect to the voting, sale or transfer of the Shares. Upon delivery of the Shares against payment therefor in accordance with this Agreement, Purchaser will acquire good and marketable title to the Shares, free and clear of any and all Liens, except for those created by the Purchaser or arising out of the ownership of the Shares by the Purchaser.

            Section 2.5 No Subsidiaries. The Company has no direct or indirect subsidiaries, and owns no direct or indirect equity interest in any partnership, joint venture arrangement or other business entity (except for the Company's interest in Yankeetek Incubator Fund, L.P.)

            Section 2.6 Corporate Records.

            (a) The Seller has delivered to the Purchaser true, correct and complete copies of the certificate of incorporation (certified by the Secretary of Massachusetts) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company.

            (b) The minute books of the Company previously made available to the Purchaser contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to the Purchaser are true, correct and complete.

            Section 2.7 Consents and Approvals. Except for the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the filings required by the International Investment and Trade in Services Survey Act, neither Seller nor the Company is required to make any filing with, or to obtain any permit, authorization, consent or approval of or from, any governmental authority as a condition to the consummation of the transactions contemplated by this Agreement. The execution, delivery of this Agreement by Seller does not, and the performance by Seller of its obligations under this Agreement will not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller or the Company; (ii) except as set forth in Schedule 2.7, conflict with or constitute a default under, or give rise to any right to terminate, cancel, modify or accelerate, or to the loss of any right or any benefit under, any contract, agreement, arrangement, license, mortgage, note, debenture or other evidence of indebtedness or other instrument to which Seller or the Company is a party or by which any of their respective assets may be bound; (iii) assuming compliance with the HSR Act, violate any term or provision of any law, rule or regulation or any permit, concession, grant, franchise, license, writ, judgment, decree, injunction, order or ruling of any court or governmental or regulatory authority applicable to Seller or the Company or any of their respective assets; or (iv) result in the creation or imposition of any Lien upon Seller, the Company or any of their respective assets, except in the case of clauses (ii) and (iv), any conflicts, defaults, rights of termination, cancellation, modification or acceleration, loss of any right or benefit or violation that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and would not adversely affect or delay the Seller's ability to consummate the transactions contemplated hereby.

            Section 2.8 Financial Statements; Contingent Liabilities.

            (a) Schedule 2.8 contains true, correct and complete copies of the audited balance sheets of the Company at December 31, 1998 and 1999 and the related audited consolidated statements of income, stockholder's equity and cash flows of the Company for the years ended December 31, 1998 and 1999, together with the notes related thereto and the reports thereon of Deloitte & Touche. The foregoing financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") and present fairly and in all material respects the financial position of the Company, at the respective dates thereof and the related results of operations and cash flow and changes in stockholder's equity of the Company for the respective periods covered thereby.

            (b) All debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed, known, unknown or otherwise) (collectively, "Liabilities") of the Company (i) are fully reflected and quantified in, or reserved on, the audited balance sheet of the Company at December 31, 1999 (the "Balance Sheet") (or are fully disclosed in the notes thereto), (ii) were incurred in arms' length transactions in the ordinary course of business since the date of the Balance Sheet and (iii) were incurred after the date of this Agreement in transactions permitted by Section 4.5 hereof.

            Section 2.9 Absence of Changes. Except as set forth with reasonable specificity in Schedule 2.9, since December 31, 1999, the Company has conducted its business only in the ordinary course of business and consistent with past practices and, since December 31, 1999, there has not been, occurred, or arisen
(i) any change in, or any event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, (ii) any event which, if it had taken place after the execution of this Agreement, would not have been permitted by Article IV hereof, or (iii) any condition, event or occurrence which would reasonably be expected to prevent, hinder or materially delay the ability of the Seller or the Company to consummate the transactions contemplated by this Agreement.

            Without limiting the generality of the foregoing, except as set forth with reasonable specificity in Schedule 2.9, since December 31, 1999, there has not been:

            (a) any declaration, setting aside, or payment of any dividend or distribution (whether in cash, securities, property or a combination thereof) in respect of the Shares of the Company or any direct or indirect redemption, purchase, or other acquisition by the Company of any of the Shares of the Company or of any interest in or right to acquire any such Shares;

            (b) (i) any entry by the Company into, or any amendment of, any employment, deferred compensation, consulting, severance, retention, change in control, termination, indemnification or other salary, wage, or compensation contract with any of its officers, directors, employees, agents or consultants;
(ii) any increase in the severance, termination pay, salary, wages, or other compensation, whether current or deferred, of any officer, director, employee, agent, consultant or independent contractor of the Company, except in the ordinary course of business and consistent with past practice in connection with the hiring or promotion of any such person; or (iii) any creation of an Employee Benefit Plan (as defined in Section 2.14(a) hereof) or any contribution to (other than required contributions in the ordinary course of business and consistent with past practice), or amendment or modification of, any Employee Benefit Plan that would reasonably be expected to materially affect the employees of the Company as a whole;

            (c) any issuance, sale, or other disposition by the Company of any debenture, note, stock, or other security of the Company, or any modification or amendment of any of the foregoing (or any contract pursuant to which such securities were issued or such Liabilities were incurred);

            (d) any Liability incurred by the Company for borrowed money or for the deferred and unpaid purchase price of goods or services in excess of $10,000 (other than trade payables incurred in the ordinary course of business and consistent with past practice);

            (e) any Liability (other than liabilities incurred in the ordinary course of business) incurred by the Company in any transaction not involving the borrowing of money which Liabilities individually or in the aggregate could subject the Company to liability for an amount in excess of $10,000;

            (f) any mortgage or pledge of, or the creation of any Lien on, any assets of the Company securing Liabilities of the Company or another person in an amount in excess of $10,000;

            (g) any damage, destruction or loss (whether or not covered by insurance) (a "Casualty Event") of any assets having a replacement value, individually or in the aggregate, in excess of $10,000 or, regardless of the replacement value of the assets involved, any Casualty Event that has had or would reasonably be expected to have a Material Adverse Effect;

            (h) any change in any financial reporting, tax, or accounting practice or policy followed by the Company or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for any other tax or accounting purposes;

            (i) any payment, prepayment, discharge, or satisfaction by the Company of any Lien or Liability in excess of $10,000 individually or $100,000 in the aggregate other than Liens or Liabilities that were paid, discharged, or satisfied in the ordinary course of business and consistent with past practice;

            (j) any cancellation of any Liability in excess of $10,000 individually or $100,000 in the aggregate owed to the Company by any other person (other than trade credit concessions made in the ordinary course of business and consistent with past practice) other than liabilities owed by the Seller or its affiliates and satisfied or cancelled in accordance with Section
4.14 hereof;

            (k) any write-off or write-down of, or any determination to write off or write down, the assets of the Company except for write-offs or write-downs that do not exceed $50,000 individually or in the aggregate;

            (l) any sale, transfer, or conveyance of any assets of the Company except dispositions of obsolete inventory or equipment or dispositions of inventory in the ordinary course of business and consistent with past practice;

            (m) any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any license, permit, or other form of authorization of the Company, the result of which individually or in the aggregate has had or may reasonably be expected to have a Material Adverse Effect;

            (n) any sale, transfer, conveyance or lapse of any interest in any patent, trademark, trade name, copyright, license or similar intangible asset of the Company used or useful in its business as now conducted;

            (o) any transaction or arrangement under which the Company paid, lent, advanced or invested any amount in excess of $10,000 individually or $100,000 in the aggregate to or in respect of, or sold, transferred, or leased any of its assets or any services to, (i) Seller, (ii) any officer or director of the Company or of any affiliate of Seller; (iii) any affiliate of Seller, the Company or of any such officer or director, or (iv) any business or other person in which Seller, the Company, any such officer or director, or any such affiliate has any material interest, except for payments of salaries, wages and other employee benefits to officers or directors of the Company in the ordinary course of business and consistent with past practice and except for advances made to, or reimbursements of, officers or directors of the Company for travel and other business expenses in reasonable amounts in the ordinary course of business and consistent with past practice;

            (p) any amendment of, any failure to perform any of its obligations under, any default under, any waiver of any right under, or any termination (other than on the stated expiration date) of, any contract that involves or may reasonably be expected to involve the annual expenditure or receipt by the Company of more than $25,000 or that individually or in the aggregate is material to the business, condition (financial or otherwise), assets, properties, results of operations or prospects of the Company;

            (q) any amendment to the articles or certificate of incorporation or bylaws of the Company;

            (r) any expenditure or commitment for additions to property, plant, equipment, or other tangible or intangible capital assets of the Company, which expenditure or commitment exceeds $25,000, individually or in the aggregate; or

            (s) any agreement or commitment to take any of the actions that should be disclosed as exceptions to this Section 2.9.

            Section 2.10 Accounts Receivable.

            (a) All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable have been accurately invoiced in a timely manner and such invoices have been sent to the debtor at the most recent address of such debtor as reflected in the records of the Company. Schedule 2.10 contains a list and an aging schedule for the accounts receivable of the Company as of March 31, 2000 and at Closing Seller will deliver to Purchaser an updated version of such Schedule 2.10 as of the Closing Date (which shall be subject to adjustment by Seller within five (5) business days after the Closing Date to reflect corrections, amendments, ordinary course of business collections and payments), and each version of such Schedule, without regard to any subsequent adjustments, is or will be true, complete and correct in all material respects.

            (b) Seller further represents and covenants that at Closing, the gross billed accounts receivable of the Company which are of a quality generally comparable to the accounts receivable reflected on the Balance Sheet ("the Closing Receivables") shall be at least $6.0 million. On or prior to the Closing Date, Seller shall deliver, or shall cause the Company to deliver, to Purchaser true and correct copies of the invoices and other documentary records relating to the Closing Receivables that will enable Seller to reconcile the Closing Receivables to the Company's financial statements and books and records.

            Section 2.11 Taxes. Except as disclosed in Schedule 2.11:

            (a) (i) All Tax Returns required to be filed by or on behalf of the Company or any affiliated group of which the Company is or was a member have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), (ii) all such Tax Returns are true, complete and correct in all material respects; all Taxes payable by or on behalf of the Company, either directly, as part of the consolidated Tax Return of another taxpayer, or otherwise, have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the Balance Sheet with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), has been executed or filed with the IRS or any other taxing authority by or on behalf of the Company and (iv) no power of attorney with respect to any Tax matter of the Company or any affiliated group of which it is a member is currently in force.

            (b) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

            (c) Purchaser has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company (or, in the case of Tax Returns filed for an affiliated group, the portion of such consolidated Tax Returns relating to the Company) for all taxable periods since August 9, 1996 and (ii) any audit report issued within the last three years relating to Taxes due from or with respect to the Company its income, assets or operations. All income and franchise Tax Returns filed by or on behalf of the Company for the taxable years ended on the respective dates set forth on
Schedule 2.11 have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

            (d) Except as set forth on Schedule 2.11, no written claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

            (e) All material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including Seller or the Company have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have the Seller or the Company received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any prior examination which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

            (f) Neither the Company nor any other Person (including Seller) on behalf of the Company has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company, or (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

            (g) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or
(iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code or (iv) "limited use property" within the meaning of Rev. Proc. 76-30.

            (h) The Seller is not a foreign person within the meaning of Section 1445 of the Code.

            (i) The Company is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing. Notwithstanding any disclosure, the Company shall not be a party to, be bound by or have any obligations under any Tax sharing agreement or similar contract or arrangement.

            (j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company, Purchaser, or their respective affiliates by reason of Section 280G of the Code, or by reason of the limitation set forth in Section 162(m) of the Code.

            (k) The Company is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

            (l) There are no material liens as a result of any unpaid Taxes upon any of the assets of the Company.

            (m) Since 1992, Company has never been a member of any consolidated, combined, unitary, or affiliated group of corporations for any Tax purposes other than the group of which the Company or the Seller's parent is the common parent.

            (n) For all taxable years from August 9, 1996 through the year ended December 31, 1998, Seller and the Company (along with Seller's Parent and other subsidiaries of Seller's Parent) have filed (and for the taxable year ended December 31, 1999, will file) a consolidated federal income Tax Return.

            For purposes of this Agreement, the following terms have the following meanings:

            "Code" shall mean the Internal Revenue Code of 1986, as amended (including without limitation any successor code) and the rules and regulations promulgated thereunder.

            "IRS" shall mean the United States Internal Revenue Service or any successor agency.

            "Taxes" shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

            "Tax Returns" shall mean any report, return, statement, or other information required to be supplied to a taxing authority in connection with Taxes.

            Section 2.12 Litigation. Except as disclosed in Schedule 2.12:

            (a) There are no actions, suits, investigations, arbitrations, or proceedings pending, or, to the knowledge of Seller or the Company, threatened, against Seller or any of its assets that questions the validity or enforceability of this Agreement or that would have an adverse effect on the ability of Seller to perform its obligations hereunder.

            (b) There are no, and since January 1, 1998 there have been no, actions, suits, investigations, arbitrations or proceedings pending against the Company or any of its assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Seller or the Company, there are no actions, suits, investigations, arbitrations or proceedings threatened against the Company or any of its assets that, individually or in the aggregate, would reasonably be expected to have Material Adverse Effect.

            (c) There are no, and since January 1, 1998 there have been no, writs, judgments, decrees, injunctions, or similar orders of any court or governmental or arbitral authority outstanding against the Company or any of its assets.

            Section 2.13 Compliance With Laws. Except as disclosed in Schedule 2.13, since January 1, 1998 the Company has not been in violation (or with or without notice or lapse of time or both would be in violation) of any term or provision of any law, rule or regulation (including without limitation any Environmental Law, as defined in Section 2.17) or any writ, judgment, decree, injunction, or similar order applicable to such entity or any of its assets, except for any such violations that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing the Company has duly and validly filed or caused to be filed all reports, statements, documents, registrations, filings, or submissions that were required by law, rule or regulation to be filed with any court or other governmental authority, other than reports, statements, documents, registrations, filings, or submissions, which (individually or in the aggregate) the failure to file would not reasonably be expected to have a Material Adverse Effect. All such filings complied with applicable laws, rule or regulation in all material respects when filed and no deficiencies have been asserted by any person with respect to any such filings.

            Section 2.14 Pension and Benefit Plans; ERISA.

            (a) Schedule 2.14(a) contains a true and complete list of: (i) all "employee benefit plans," as defined in Section 3(3) of ERISA; (ii) all bonus or other incentive compensation, deferred compensation, employee loan, salary continuation, severance, retention, change in control, vacation, sick leave, stock award, stock option, stock purchase, phantom stock, retirement, disability, death benefit, hospitalization, medical employee loan, educational assistance or leave of absence agreements, arrangements, policies or plans; and
(iii) all employment, consulting, termination, or individual compensation agreements or arrangements; in each case, which the Company has any obligation or liability (contingent or otherwise) relating to any current or former employee officer or director ("Employee Benefit Plans"). None of the Employee Benefits Plans is subject to Title IV of ERISA, and the Company has no Liability pursuant to Title IV of ERISA. Except as disclosed in Schedule 2.14(a), neither the Company nor any ERISA Affiliate maintains or sponsors an "employee benefit plan" as defined in Section 3(3) of ERISA which covers or provides benefits to the employees (current or former) of the Company.

            (b) Each Employee Benefit Plan and its related trust that are intended to qualify under Sections 401 and 501(a) of the Code, respectively, so qualify, and have received a favorable determination letter from the IRS to such effect, and nothing has occurred with respect to the operation or administration of any such Employee Benefit Plan which could adversely affect such favorable determination or could cause the loss of such qualification or exemption or the imposition of any Liability, penalty, or Tax under ERISA or the Code, in each case which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There are no audits or proceedings initiated or pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or Department of Labor with respect to any Employee Benefit Plan which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

            (c) True and complete copies of the following documents (if applicable) with respect to each of the Employee Benefit Plans have been furnished to Purchaser: (i) the most recent document constituting the Employee Benefit Plan and all amendments thereto, and any related trust documents; (ii) the most recent summary plan description, and all related summaries of material modifications; (iii) the most recent IRS determination letter; (iv) the most recent Form 5500 (including schedules and attachments); (v) the most recent financial statements and actuarial reports (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112); and (vi) a description of any nonwritten Employee Benefit Plan.

            (d) There are no actions, claims, suits, investigations, arbitrations, or similar proceedings pending or, to the knowledge of Seller or the Company, threatened in respect of or relating to any Employee Benefit Plan (other than routine claims for benefits in the ordinary course) or, to the knowledge of Seller and the Company, no facts exist that could form the basis for any such action, claim, suit, investigation, arbitration, or proceeding. The Company is not subject to any outstanding claims for severance payments that have not been paid or will not have been paid at Closing.

            (e) All amendments and actions required to bring the Employee Benefit Plans that are intended to qualify under Section 401 of the Code into conformity with all of the applicable provisions of ERISA, the Code and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

            (f) Each Employee Benefit Plan has been maintained, operated and administered in all material respects, in accordance with its terms and with all applicable provisions of ERISA, the Code and other applicable law, and neither Seller, the Company nor any "party in interest" or any "disqualified person" with respect to the Employee Benefit Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. In particular, no individual who has performed services for the Company has been improperly excluded from participation in any Employee Benefit Plan which would reasonably be expected to have a Material Adverse Effect.

            (g) Neither Seller nor the Company nor any ERISA Affiliate provides, or is obligated to provide, any retiree life insurance or retiree health benefits coverage (whether or not insured) to any current or former employee or director of the Company beyond the date of his or her termination of employment or services with the Company, except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and at the expense of the individual or the individual's beneficiary.

            (h) Except as disclosed in Schedule 2.14(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits or compensation; or (iv) result in the failure of any amount payable under any Employee Benefit Plan to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

            (i) Neither Seller nor the Company nor any ERISA Affiliate has any contract, plan, or commitment, whether legally binding or not, to create any additional Employee Benefit Plans or to modify any existing Employee Benefit Plan.

            (j) No employees of the Company are represented by any labor organization, and there are no labor or collective bargaining agreements which pertain to the employees of the Company. No labor organization or group of employees of the Company has made a pending demand for recognition or certification, and, within the preceding three years, there have been no representation, certification or other related proceedings, or petitions seeking a representation proceeding or other related proceeding, pending or, to the knowledge of Seller or the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, there has been no organizing activities involving the Company pending or, to the knowledge of Seller or the Company, threatened by any labor organization or group of employees of the Company.

            (k) There are no strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, unfair labor practice charges or complaints pending or, to the knowledge of Seller and the Company, threatened against or involving the Company, and, to the knowledge of Seller or the Company, there are no facts or circumstances which could form the basis for any of the foregoing. There are no grievances lodged by any employee which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Relations with the employees of the Company are good, and the Seller and the Company are not aware of any fact which would reasonably be expected to affect such state of relations with employees.

            (l) Each of the Employee Benefit Plans covering employees of the Company and its Subsidiaries outside of the United States is fully funded through adequate reserves on financial statements of the Company, insurance contracts, annuity contracts, trust funds or similar arrangements. The benefits and compensation covering employees of the Company and its Subsidiaries outside of the United States are no more than customary and reasonable for the country in which such employees work and the industry in which the Company conduct its business.

            For purposes of this Section 2.14, the following terms have the following meanings:

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including without limitation any successor act) and the rules and regulations promulgated thereunder.

            "ERISA Affiliate" shall mean any Person under common control (as defined in Section 414 of the Code), or treated (under Section 414(b), (c), (m), or (o) of the Code) as a single employer, with the Company.

            Section 2.15 Properties and Other Assets. Except as disclosed in
Schedule 2.15:

            (a) The Company does not own any real property.

            (b) Schedule 2.15(b) contains a true and complete list and description of all real property leased by the Company (all contracts or agreements relating to such leases of real property, hereinafter, the "Leases"). The Company has valid leasehold interests in all real property leased in connection with the business, operations, or affairs of the Company. No improvement on any leased real property encroaches upon any real property of any other person. The Company leases, or has a valid right under contract to use, adequate means of ingress and egress to, from and over all such real property. The Company has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Company's right, title and interest in and to all such leased real property. The Company has delivered to Purchaser true and complete copies of all Leases and amendments thereto.

            (c) The Company has good and marketable title to, or has a valid leasehold interest in or has a valid right under contract to use, all tangible personal property that is used in the conduct of the business, operations, or affairs of the Company, free and clear of all material Liens (including without limitation any assets reflected on the Balance Sheet which have not been disposed of since its date in the ordinary course of business and consistent with past practice). All such tangible personal property is in good operating condition and repair and is suitable for its current uses.

            (d) To the knowledge of the Seller or the Company, all components of all improvements included within the real property leased or otherwise used by Company (collectively, "Improvements"), including the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are maintained in good working order and repair, ordinary wear and tear excepted, except where the failure to so maintain has not had and would not reasonably be expected to have a Material Adverse Effect.

            (e) To the knowledge of the Seller or the Company, no portion of any real property leased or otherwise used by the Company has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition. To the knowledge of the Seller or the Company, no portion of any real property leased or otherwise used by the Company is located in a special flood hazard area as designated by any federal governmental authority.

            (f) The Company has neither received any notice, nor has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property leased or otherwise used by the Company or any part thereof, except those which, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

            Section 2.16 Intellectual Property Rights.

            (a) Schedule 2.16(a) contains a true and accurate list of all patents, patent applications, patent or invention disclosures awaiting filing and copyright applications and registrations, and trademarks and trademark applications and registrations which constitute Intellectual Property (as defined below) either owned by the Company or otherwise used in and material to the conduct of the Company's business.

            (b) Schedule 2.16(b) contains a true and accurate list of all contracts relating to the distribution or license of, or royalty payments with respect to, Intellectual Property, whether as licensor or licensee and whether on an exclusive or non-exclusive basis other than customer contracts and agreements relating to commercial off-the-shelf software.

            (c) Except as set forth in Schedule 2.16(c):

                  (i) the Company owns or has a right to use all of the Intellectual Property owned by the Company and all other Intellectual Property used by the Company and material to the conduct of the Company's business, free from any Liens;

                  (ii) no such Intellectual Property owned by the Company and no intellectual property otherwise used in and material to the conduct of the Company's business is being used in a manner in the conduct of the Company's business that infringes upon any rights owned or controlled by any third party;

                  (iii) there is neither pending nor (to the knowledge of the Company or Seller) threatened, nor since January 1, 1998 has there been, any claim, litigation or proceeding against the Company contesting the rights of the Company to any Intellectual Property owned by the Company or the ownership, enforceability or validity of the Intellectual Property or use by the Company of any Intellectual Property used in the conduct of its business and material thereto;

                  (iv) to the knowledge of the Seller or the Company there is no infringement or misappropriation by any third party of the Intellectual Property owned by the Company;

                  (v) no person (including, without limitation, any current or former employee or consultant of the Company or Seller) has any ownership rights in, or a right to receive a royalty or similar payment in respect of, any Intellectual Property owned by the Company or any other Intellectual Property used by the Company in the conduct of its business and material thereto, whether pursuant to any contractual arrangements entered into by the Company or otherwise;

            (d) The Intellectual Property listed on Schedule 2.16(a) constitutes all intellectual property rights necessary to conduct the business of the Company in the manner as currently conducted.

            (e) For the purposes of this Section 2.16, the following term has the following meaning:

            "Intellectual Property" means (1) all trademarks, service marks, trade names, logos, and slogans, including the name "Yankee Group," and registrations and applications for registration thereof; (2) all copyrights and all other rights of authorship, and all applications, registrations and renewals in connection therewith; (3) all patents (including registrations, reissuances, continuations, continuations-in-part, divisions, renewals and applications for any of the foregoing; (4) all trade secrets and confidential business and technical information, know-how and technology used in or necessary in the conduct of the Company's business, (5) all databases, computer and electronic data processing programs and software, computer applications and operating programs (other than commercial off-the-shelf software); (6) any rights relating to or in connection with the Internet including, but not limited to, websites (including HTML), domain names, URLs, keyword registrations and search engine placements; and (7) all other proprietary, intellectual property and other rights relating to any or all of the foregoing, including, without limitation, customer and vendor lists and goodwill in each case to the extent used or owned by the Company in connection with the operation of its business.

            Section 2.17 Environmental Matters. Except as disclosed in Schedule 2.17:

            (a) the operations of the Company are in compliance, in all material respects, with all applicable Environmental Laws; and

            (b) to the best knowledge of Seller or the Company, all real property operated or leased by the Company and all property adjacent to such properties, are free from contamination by any Hazardous Material.

            For purposes of this Section 2.17, the following terms have the following meanings:

            "Environmental Law" shall mean any Law relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C.
Section 2601 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
Section 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C.
Section 651 et seq.), as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto and all analogous state or local statutes.

            "Hazardous Material" means any substance, material, or waste which is regulated by any governmental authority in the jurisdictions in which the Company conducts business, or by the United States or other national government, including without limitation, any material, substance or waste which is defined as "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

            Section 2.18 Contracts. Schedule 2.18 contains a true and complete list of each of the following contracts (whether or not in writing) or other documents or arrangements that involve the performance of services or delivery of goods or materials by the Company or to the Company in an amount or value in excess of $25,000 (provided, however that all contracts of the type described in Sections 2.18(b) and (g) shall be disclosed herein regardless of their amount or value) and true and complete copies, or, in the case of oral contracts or arrangements, written summaries of the terms, of which have been made available to Purchaser collectively, for the purposes of this Section 2.18, "contracts"), to which the Company is a party or by which any of its assets is or may be bound:

            (a) all contracts with respect to any planning service or other subscription contracts, including a description of the services provided under each such contract and the annual subscription fee charged by the Company thereunder;

            (b) all employment, agency, consultation, or representation contracts or other contracts of any type (including without limitation agreements relating to loans or advances) with any present officer, director, employee, agent, consultant, or other similar representative (or any former officer, director, employee, agent, consultant or similar representative if there exists any present or future Liability with respect to such contract) other than any such contracts with Seller and Seller's subsidiaries;

            (c) all contracts with any person (including, without limitation, any prior owner of the Company) containing any stipulation, provision, or covenant limiting the ability of any person to compete with or to provide products or services to the Company or limiting the ability of the Company to
(i) sell any products or services of any other person, (ii) transact business or engage in any line of business, (iii) compete with or to obtain products or services from any person, or (iv) to hire or solicit for hire any employees of any person;

            (d) all contracts relating to the borrowing of money by the Company, relating to the deferred purchase price for property or services, or relating to the direct or indirect guarantee by the Company of any Liability including, without limitation, any contract relating to (i) the maintenance of compensating balances that are not terminable without penalty upon not more than 60 calendar days' notice, (ii) any line of credit or similar facility, (iii) the payment for property, products, or services of any other person, or (iv) the obligation to take-or-pay, keep-well, make-whole, or maintain surplus or earnings levels or perform other financial ratios or requirements;

            (e) all contracts pursuant to which the Company has agreed to indemnify or hold harmless any person;

            (f) all leases or subleases of real property used in the business, operations, or affairs of the Company (to the extent not disclosed in Schedule 2.15(b));

            (g) all outstanding proxies, powers of attorney, or similar delegations of authority of the Company;

            (h) all collective bargaining or similar labor contracts;

            (i) all leases or subleases of, or other contracts relating to, personal property that involve the payment or potential payment by the Company of more than $10,000 per year (it being understood that any such leases not listed on Schedule 2.18 do not have an aggregate annual cost to the Company in excess of $100,000

            (j) all other contracts that involve the payment or potential payment, pursuant to the terms of such contracts, by or to the Company of more than $10,000 individually or $100,000 in the aggregate or that are otherwise, individually or in the aggregate are material to the business, condition (financial or otherwise), assets, results of operations or prospects of the Company.

            Each contract disclosed or required to be disclosed in Schedule 2.18 is in full force and effect and constitutes a legal, valid and binding obligation of each party thereto, enforceable against each party in accordance with its terms. Neither Seller nor the Company has received any notice, whether written or oral, of termination or intention to terminate from any other party to such contract. Neither the Company nor, to the knowledge of Seller and the Company, any other party to such contract is in violation or breach of or default under any such contract (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract).

            Section 2.19 Licenses and Permits. Except as disclosed in Schedule 2.19, the Company owns or validly holds all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments that are required for their business, operations and affairs, except for Permits (as defined below) with respect to which the failure to hold has not had and would not reasonably be expected to have a Material Adverse Effect. All such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments ("Permits") are valid, binding and in full force and effect, except where the failure of such Permit to be valid, binding and in full force and effect has not had and would not reasonably be expected to have a Material Adverse Effect.

            Section 2.20 Employees.

            (a) Schedule 2.20(a) sets forth list of all employees, directors, consultants and independent contractors of the Company, and in respect of each such individual (as applicable) (i) annual salary, hourly wage rate or retention rate; (ii) date of hire; (iii) location; (iv) position; and (v) status (i.e., active, short term disability, long term disability or leave of absence (specifying the kind of absence and the terms relating to such absence)), which list is true, correct and complete in all material respects.

            (b) Except as set forth on Schedule 2.20(b) and to the knowledge of the Seller or the Company, no employee or group of employees has notified Seller or the Company of its or their intention to terminate employment with the Company (including because of the transactions contemplated herein) or to take a long-term leave of absence.

            (c) The Company is in compliance in all material respects with all applicable laws and orders relating to the employment of labor, including all such applicable laws and orders relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers' compensation, pay equity and the collection and payment of withholding and/or Social Security Taxes and similar Taxes. There are no complaints, charges or claims against the Company pending or, to the knowledge of Seller and the Company, threatened to be brought or filed with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or services, or termination of employment or services, by the Company of any individual, including but not limited to ERISA, the civil rights laws, Americans with Disabilities Act, Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Pregnancy Discrimination Act, Equal Pay Act, Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, and Family and Medical Leave Act, and, to the knowledge of Seller and the Company, there are no facts or circumstances which could form the basis for any of the foregoing. The Company has not made or started implementation of any collective dismissals that have required or will require notification to any governmental entity.

            (d) Except as set forth in Schedule 2.20(d), the Company has no Liabilities accruing or arising under or with respect to the severance of any employees of the Company on or before the Closing Date, including statutory severance resulting from the consummation of the transactions contemplated by this Agreement.

            Section 2.21 Customers and Suppliers. Schedule 2.21, sets forth a list of the twenty (20) largest customers and the five (5) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 1999, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such period. To the knowledge of the Seller or Company, since December 31, 1999, no customer or supplier set forth on Schedule 2.21 has notified the Seller or Company of its intention to terminate its agreement or business relationship with the Company or to materially reduce the level of business provided by or to the Company to or from such person or entity.

            Section 2.22 Insurance. Schedule 2.22 contains a true and complete list and description of all liability, property, workers compensation, directors and officers liability and other similar insurance contracts that insure the business, operations, or affairs of the Company or that affect or relate to the ownership, use, or operations of any of their assets. All such insurance is in full force and effect and (to the knowledge of Seller and the Company) is with financially sound and reputable insurers and, in light of the respective business, operations and affairs of the Company, is in amounts and provides coverage that are reasonable and customary for persons in similar businesses.

            Section 2.23 Intercompany Liabilities. Except as disclosed in Schedules 2.23 and 2.24 or as contemplated by Section 4.14, (a) neither Seller nor any other affiliate of Seller or the Company provides or causes to be provided to the Company any products, services, equipment, facilities, or similar items and (b) there are no Liabilities between the Company and Seller or any other affiliate of the Company or the Seller. Except as disclosed in Schedules 2.23 and 2.24, since December 31, 1999, such intercompany Liabilities have been paid in the ordinary course of business and consistent with past practice.

            Section 2.24 Intercompany Services. Schedule 2.24 contains a complete and accurate list of all agreements or arrangements relating to intercompany services between the Seller and the Company.

            Section 2.25 Certain Agreements. Schedule 2.25 contains a complete and accurate list of all agreements or arrangements entered into by and between the Company and Howard Anderson.

            Section 2.26 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Seller in connection with the negotiation relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Seller.

            Section 2.27 Bank Accounts. Schedule 2.27 contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has accounts or safe deposit boxes or maintain banking, custodial, trading, or other similar relationships and (b) a true and complete list and description of each such account, box and relationship.

            Section 2.28 Disclosure. The representations or warranties made by Seller in this Agreement, in the schedules hereto, or in any certificate furnished by Seller to Purchaser in connection with this Agreement or the transactions contemplated hereby do not omit to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

            Section 2.29 Knowledge of the Company. For the purposes of this Agreement, the term "to the knowledge of the Company" shall mean to the knowledge of the following persons: Berge Ayvazian, Brian Adamik, Andrew McGillicuddy and David Stiffler.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser hereby represents and warrants to Seller as follows:

            Section 3.1 .Organization. Purchaser is a corporation duly organized and validly existing under the laws Switzerland.

            Section 3.2 .Corporate Authority. Purchaser has full corporate power and authority to enter into this Agreement and the other agreements to be entered into in connection herewith and to perform its obligations hereunder and thereunder. The Purchaser's execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

            Section 3.3 Consents and Approvals. Except for the requirements of the HSR Act and the filings required by the International Investment and Trade in Services Survey Act or as disclosed in Schedule 3.3, Purchaser is not required to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations under this Agreement will not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Purchaser; (ii) conflict with or constitute a default under, or give rise to any right to terminate, cancel, modify or accelerate, any contract, agreement, license, mortgage, note, bond, debenture or other evidence of indebtedness to which Purchaser is a party or by which any of its assets may be bound; (iii) assuming compliance with the HSR Act, violate any term or provision of any law, rule or regulation or any permit, concession, grant, franchise, license, writ, judgment, decree, injunction, order or ruling of any court or governmental or regulatory authority applicable to Purchaser; or (iv) result in the creation or imposition of any Lien upon Purchaser or any of it assets, except in the case of clauses (ii) and (iv) any conflicts, defaults, rights of termination, cancellation, modification or acceleration, loss of any right or benefit or violation which individually or in the aggregate, would not adversely affect the Purchaser's ability to consummate the transactions contemplated hereby.

            Section 3.4 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiation relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser.

            Section 3.5 Purchase for Investment. Purchaser is acquiring the Shares for its own account for investment purposes and not with a view to the distribution of the Shares. Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Purchaser will not, directly or indirectly, dispose of the Shares except in compliance with applicable federal and state securities laws.

            Section 3.6 Availability of Funds. At the Closing, the Purchaser will have sufficient immediately available funds, in cash, to pay the Purchase Price.

            Section 3.7 Litigation. There is no claim, action, suit, proceeding or, to the knowledge of the Purchaser, governmental investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its subsidiaries by or before any court or governmental or regulatory authority which, individually or in the aggregate, would reasonably be expected to cause an event, change or circumstance which would adversely affect the ability of Purchaser to consummate the transactions contemplated hereby.

            Section 3.8 Investigation by Buyer. The Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries and acknowledges that the Purchaser has been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, the Purchaser has relied solely upon its own investigation and analysis and the representations and warranties contained herein. For the avoidance of doubt, it is understood and acknowledged that the foregoing shall in no way be deemed to detract or limit Seller's representations and warranties contained in this Agreement or restrict Purchaser's right to rely thereon.

                                   ARTICLE IV

                               COVENANTS OF SELLER

            Seller covenants and agrees with Purchaser as follows:

            Section 4.1 Contract and Regulatory Approvals. Seller will and will cause the Company to, in all cases in consultation with the Purchaser, (a) take all steps necessary or desirable, and to proceed diligently and in good faith and to use all commercially reasonable efforts, to obtain as promptly as practicable all (i) approvals and consents of any person under all contracts to which the Seller or the Company is a party, or by which their respective assets may be bound, necessary to permit Seller to consummate the transactions contemplated hereby (including those consents and approvals that are not conditions to Closing) and (ii) all approvals, authorizations and clearances of governmental authorities required of the Seller or the Company to consummate the transactions contemplated hereby, (b) provide such other information and communications to such governmental authorities as such authorities may reasonably request, (c) cooperate with Purchaser in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental authorities and other persons required of Purchaser to consummate the transactions contemplated hereby, and (d) provide such notifications or information to customers, suppliers and other persons party to any contract with the Company, with Purchaser's input and consultation, as is necessary in connection with the transaction contemplated hereby.

            Section 4.2 HSR Filings. Following the execution of this Agreement, Seller will complete and promptly file the notification and report form required by the HSR Act, comply promptly with any request for additional information received from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, cooperate with Purchaser in connection with Purchaser's filings under the HSR Act. All filing and other fees incurred in connection with the filings made pursuant to this Section 4.2 shall be paid by the Purchaser.

            Section 4.3 Investigation by Purchaser. Seller will provide and will cause the Company to provide, Purchaser, its counsel, accountants and other representatives (including its financing sources and their respective representatives) with full access, upon prior notice and during normal business hours, to all facilities, officers, employees, agents, accountants, assets and books and records of the Company and will furnish Purchaser and such other persons with all such information and data (including without limitation copies of contracts, Employee Benefit Plans and other books and records) concerning the business, operations and affairs of the Company as Purchaser or any of such other persons reasonably may request upon reasonable prior notice.

            Section 4.4 No Negotiations. Seller shall not initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Company Acquisition Proposal (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Company Acquisition Proposal, or authorize or permit any of the officers, directors or employees of Seller or the Company, or any investment bank, financial advisor, attorney, accountant or other representative of Seller or the Company to take any such action. The foregoing restriction shall apply to, and the Seller shall not, and shall cause the Company not to, take any further action (including making any filings with the Securities and Exchange Commission) in furtherance of a public or private offering of capital stock of the Company. Seller shall promptly notify Purchaser of all relevant terms of any such inquiries and proposals received by it or the Company or by any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative relating to such matters, and if such inquiry or proposal is in writing, Seller shall deliver or cause to be delivered to Purchaser a copy of such inquiry or proposal. For purposes of this Agreement, "Company Acquisition Proposal" shall mean any of the following (other than the transactions between Seller and Purchaser contemplated hereunder) involving the Company: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; or (ii) or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or any securities of the Company in a single transaction or series of transactions.

            Section 4.5 Conduct of Business. During the period from the date of this Agreement through the Closing, Seller will cause the Company to conduct its business only in the ordinary course and consistent with past practice. Seller will not take and will not permit the Company to take action that would cause the representations set forth in Article II hereof to be untrue in any material respect at any date after the date hereof. Without limiting the generality of the foregoing:

            (a) Seller will use, and will cause the Company to use, all commercially reasonable efforts to (i) preserve intact the present business organization, reputation and customer relations of the Company, (ii) keep available the services of the present officers, directors, employees, agents, consultants and other similar representatives of the Company, and (iii) maintain in full force and effect and not modify or agree to modify in any manner adverse to the Company all contracts, documents and arrangements referred to in Section 2.18 hereof, except in the ordinary course of business (other than contracts of the type described in Sections 2.18(b) and (g), which shall not be so modified whether or not in the ordinary course of business);

            (b) Seller will, and will cause the Company to, (i) maintain all licenses, qualifications and authorizations of the Company to do business in each jurisdiction in which it is so licensed, qualified, or authorized, except for jurisdictions for which the failure to maintain all licenses, qualifications and authorizations would not reasonably be expected to have a Material Adverse Effect, (ii) maintain all assets of the Company in good working order and condition, ordinary wear and tear excepted and (iii) continue all current marketing and selling activities relating to the business, operations and affairs of the Company;

            (c) Seller will cause the books and records of each of the Company to be maintained in a prudent manner;

            (d) Seller will use, and will cause the Company to use, all commercially reasonable efforts to maintain in full force and effect substantially the same levels of coverage as the insurance afforded under the contracts listed in Schedule 2.22; and

            (e) Seller will cause the Company to continue to pay its accounts payable and other bills in a timely fashion in the ordinary course of business consistent with past practice.

            Section 4.6 Financial Statements and Reports.

            (a) Until the Closing, Seller will deliver to Purchaser true and complete copies of the following:

                  (i) within 30 days after the end of each fiscal quarter ending after December 31, 1999, the unaudited balance sheet of the Company as of each fiscal quarter ending after December 31, 1999 (the "Interim Balance Sheet") and the related statements of income and cash flows of the Company for such quarter then ending (and for the comparable quarterly and year-to-date period for the prior year, together with the notes relating thereto, which financial statements (and the notes relating thereto) will be prepared in accordance with GAAP and will present fairly the financial position of the Company as of each date thereof and the related results of operations and cash flow of the Company for each period covered thereby and a certificate of the Chief Financial Officer of the Company certifying as to the accuracy of such unaudited financial statements.

                  (ii) within 30 days after the end of each month ending after the date of the Interim Balance Sheet, the unaudited balance sheet of the Company as of each month ending after the date of the Interim Balance Sheet and the related statements of income and cash flows of the Company for such month and the year-to date period then ending, which financial statements will be prepared in accordance with GAAP (except for the absence of notes) and will present fairly the financial position of the Company as of each date thereof and the related results of operations and cash flow of the Company for each period covered thereby and a certificate of the Chief Financial Officer of the Company certifying as to the accuracy of such unaudited financial statements.

            (b) As promptly as practicable, Seller will deliver to Purchaser true and complete copies of such other financial statements, reports, or analyses as may be prepared or received by Seller or any affiliate of Seller as relate to the business, operations, or affairs of the Company, including, without limitation, routine internal management reports and special reports (such as those prepared by the Seller's or the Company's consultants or advisers).

            Section 4.7 Employee Matters.

            (a) Except as may be required under existing Employee Benefit Plans, Seller will refrain, and will cause the Company to refrain, from directly or indirectly:

                  (i) granting any employee, officer or director of the Company any increase in wages, bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits (other than an increase in wages in the ordinary course of business consistent with past practice);

                  (ii) amending or terminating any Employee Benefit Plan of the Company, except as may be required by law or to maintain the tax qualified status of any Employee Benefit Plan (and then only following prior consultation with the Purchaser);

                  (iii) establishing any new broad based compensation or benefit plan or arrangement for the employees of the Company;

                  (iv) entering into any employment, consulting, retention, termination, severance or change in control agreement with respect to the Company;

                  (v) assuming or entering into any labor or collective bargaining agreement with respect to the Company;

                  (vi) hiring or, in the case of independent contractors, retaining by the Company of any individual whose annual compensation or remuneration exceeds $100,000; or

                  (vii) agreeing to do any of the foregoing.

            Section 4.8 Participation in Benefit Plans.

            (a) Except as otherwise provided in this Section 4.8, Seller will take, and will cause each ERISA Affiliate and each other affiliate of Seller to take, such corporate and other action as is necessary with respect to any Employee Benefit Plan adopted, maintained, or sponsored by Seller or any affiliate of Seller (other than the

Company) (each, a "Seller Benefit Plan") under which any current or former officer, director, employee, agent, consultant, or other representative of the Company participates in any manner to terminate, as of the Closing Date, the participation thereunder by each such individual.

            (b) Seller will take such action as is necessary to cause each employee of the Company who is, on the Closing Date, a participant in the Primark Corporation Savings and Stock Ownership Plan (the "Seller Savings Plan") to be fully vested, as of the Closing Date, in his or her account under the Seller Savings Plan.

            (c) Seller will, or will cause its affiliates (other than the Company and its Subsidiaries) to retain all Liability to pay or provide each present or former officer, director, employee, agent, consultant and other representative of the Company who is a participant or beneficiary under the Seller Benefit Plans all rights and benefits under such Seller Benefit Plans that have vested on or before the Closing Date or to which such persons are entitled under such Seller Benefit Plans as of the Closing Date.

            Section 4.9 Termination of 1999 Stock Option Plan. Simultaneously with the Closing, (i) Seller will, or will cause the Company to, take all action necessary to make the payments set forth in Schedule 4.9 in connection with the options granted by the Company under the Company's 1999 Stock Option Plan (the "1999 Plan") and (ii) upon satisfaction of such payment obligations, Seller will cause the Company to terminate the 1999 Plan and all options or other rights granted thereunder. If Seller does not make these payments directly, Seller shall ensure that at Closing the Company has sufficient available cash to make such payments.

            Section 4.10 Separation of Services. At the Closing, Seller and the Company shall enter into a services agreement substantially in the form attached hereto as Exhibit B (the "Services Agreement") and Seller shall have taken (or shall have caused or permitted the Company to take) all actions and provided to the Company all information as indicated in the transition plan attached hereto as Exhibit C (the "Transition Plan") in each case to the extent required in the Transition Plan. Seller represents and warrants to Purchaser that the services provided by Seller under the Services Agreement are all the services that the Company will require to continue to conduct its operations in a manner consistent with its current conduct (taking into account the implementation of the Transition Plan, other than those services listed on Schedule 2.24).

            Section 4.11 No Disposal of Property. Except as expressly permitted in this Agreement, Seller will cause the Company to refrain from (a) disposing of any assets of the Company (including but not limited to any real property) and from permitting any of such assets to be subjected to any Liens, except for dispositions of assets in the ordinary course of business and consistent with past practice and except for non-consensual Liens imposed by operation of law,
(b) entering into any contracts obligating the Company to administer or manage the operations of any other person and (c) entering into any contracts permitting any person other than the Company to administer or manage the operations of the Company.

            Section 4.12 No Breach or Default. Seller will cause the Company to refrain from violating, breaching, or defaulting and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach, or default, under any term or provision of any contract listed in Schedule 2.18 or which, if permitted by this Agreement to be entered into after the date of this Agreement would have been required to be listed in Schedule 2.18 if such representation had been made at the date of such contract.

            Section 4.13 No Acquisitions. Seller will cause each of the Company to refrain from (a) merging, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other person, (b) acquiring or agreeing to acquire all or substantially all assets or capital stock or other equity securities of, or any division or business of, any other person, or (c) otherwise acquiring or agreeing to acquire control or ownership of any other person.

            Section 4.14 Intercompany Liabilities. At least five business days before the Closing, Seller will deliver to Purchaser a true and complete list and description of all Liabilities between the Company and Seller or any affiliate of Seller (other than the Company) to be outstanding on the Closing Date (which liabilities shall be the same type or categories of those listed on Schedule 2.23). On or prior to Closing, Seller shall cause all intercompany accounts (including, without limitation, all debt of the Company owing to Seller and all income tax related accounts, all of which shall be deemed to be intercompany accounts for the purposes of this Agreement) and all other agreements, understandings and/or obligations between the Company, on the one hand, and Seller or any of its affiliates on the other hand, all of which will be listed on the foregoing list, to be canceled as of the Closing Date without any adverse effect to the Company other than the effect consummate with cancellation of such obligation and termination of all related services (other than the Seller's and the Company's obligations under the Services Agreement). Seller has the right and may from time to time, prior to Closing, cause the Company to distribute all cash balances generated in the ordinary course of business to Seller, subject to Seller's compliance with the last sentence of this Section 4.14 and provided, however, that the only assets Seller shall have the right to cause the Company to distribute during the period between the date of this Agreement and the Closing Date is cash. Seller will continue to provide cash to the Company under its current cash management system in the ordinary course of business, consistent with past practice.

            Section 4.15 Resignations of Directors. Seller will cause such members of the board of directors of the Company to tender, effective at the Closing, their resignations from such board of directors. If requested by Purchaser, Seller will cause the election of Purchaser's nominees to such boards of directors effective on the Closing Date.

            Section 4.16 Tax Matters. Seller will not make or cause any Subsidiary to make any Tax Election not consistent with past practice that would adversely affect Taxes payable by or Tax refunds payable to Purchaser or Purchaser's Subsidiaries for any taxable period subsequent to the Closing Date or that would adversely affect the amount of earnings and profits of the Company and its Subsidiaries for any taxable period.

            Section 4.17 Books and Records. On the Closing Date, Seller will deliver to Purchaser or will make available to Purchaser all books and records relating specifically to the Company. If (at any time after the Closing) Seller discovers in its possession or under its control any other books and records of the Company, Seller will forthwith deliver such books and records to Purchaser.

            Section 4.18 Notice and Cure. Seller will notify Purchaser promptly in writing of and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, any event, transaction, or circumstance occurring after the date hereof that causes or will cause any covenant or agreement of Seller under this Agreement to be breached in any material respect or that renders or will render materially untrue on the Closing Date or any date prior thereto any representation or warranty of Seller contained in this Agreement. Seller will use all commercially reasonable best efforts to cure, before the Closing, (a) any such material breach or misrepresentation and (b) any material violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date hereof.

            Section 4.19 Conduct of Business. Seller will cause the Company to continue to pay its accounts payable and other expenditures in a timely fashion and in the ordinary course of business in accordance with past practice.

                                   ARTICLE V

                             COVENANTS OF PURCHASER

            Purchaser covenants and agrees with Seller as follows:

            Section 5.1 Regulatory Approvals. Purchaser will (a) take all steps necessary or desirable, and to proceed diligently and in good faith and to use all commercially reasonable efforts, to obtain as promptly as practicable all
(i) approvals and consents of any person under all contracts to which Purchaser is a party, necessary to permit Purchaser to consummate the transactions contemplated hereby and (ii) approvals, authorizations and clearances of governmental authorities required of Purchaser or the Company to consummate the transactions contemplated hereby, (b) provide such other information and communications to such governmental authorities as such authorities may reasonably request, (c) cooperate with Seller in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental authorities and other persons required of Seller to consummate the transactions contemplated hereby.

            Section 5.2 Employee Matters.

            (a) Employment. Effective as of the Closing Date, Purchaser shall cause the Company to continue to employ, on an at will basis at the same rate of annual base salary as in effect immediately prior to the Closing Date to the extent set forth on Schedule 2.20(a), those individuals on Schedule 2.20(a) who are employed by the Company on the Closing Date, and such individuals who continue to be employed by the Company, shall be referred to collectively herein as the "Transferred Employees." Subject to applicable laws, Purchaser, the Company and its Subsidiaries, as the case may be, shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and, subject to Section 5.2(b)(i), employee benefits provided to them).

            (b) Employee Benefit Plans.

                  (i) Purchaser agrees that, for a period of at least 12 months following the Closing Date, it shall, or it shall cause the Company and its respective Subsidiaries to, provide the U.S. Transferred Employees with employee benefit plans, programs and policies (other than stock option plans) that are not less favorable in the aggregate than those generally provided to similarly situated employees of the U.S. operations of Purchaser's affiliates. Notwithstanding the preceding sentence, the Purchaser shall cause the Company to provide severance pay to any Transferred Employee who is terminated by the Company other than for cause during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date in an amount equal to 3 months of such terminated Transferred Employee's salary as of the date of termination (it being understood that the foregoing will not apply to any Transferred Employee who is a party to any other agreement or arrangement concerning severance). The Purchaser shall be liable for and shall hold Parent, Seller, and their respective officers, directors, employees, agents and affiliates harmless from all severance costs associated with the termination of employment of any Transferred Employee following the Closing Date.

                  (ii) The Transferred Employees shall be given credit for service with Seller, the Company and its Subsidiaries and their respective affiliates under all employee benefits plans, programs and policies of Purchaser's affiliate in which they become participants, to the extent such service was recognized under the corresponding Employee Benefit Plans, solely for purposes of eligibility, vesting, and the determination of vacation entitlement and severance benefits. Purchaser or its relevant affiliate(s) shall provide a medical and dental plan as of the Closing Date which (i) waives any preexisting condition limitations (to the extent such limitations were waived under the corresponding Employee Benefit Plan) and (ii) honors any deductible and out-of-pocket expenses incurred by such employees and their beneficiaries under the corresponding Employee Benefit Plan during the portion of such calendar year preceding the Closing Date, in each case only to the extent consistent with the past practices of Purchaser or its relevant affiliate(s) in administering such plans. Purchaser or its relevant affiliate(s) shall provide a group term life insurance plan and group disability plan as of the Closing Date which waives any medical certification for the Transferred Employees only to the extent consistent with the past practices of Purchaser or its relevant affiliate(s) in administering such plans.

                  (iii) Effective as of the Closing Date, Purchaser or its relevant affiliate(s) shall, or shall cause the Company to, cover the Transferred Employees under one or more defined contribution plans and trusts intended to qualify under Section 401(a) and Section 501(a) of the Code (the "Purchaser Savings Plan"). Effective as of the Closing Date, Purchaser shall take all actions necessary to cause the Purchaser or its relevant affiliate(s) Savings Plan to permit each Transferred Employee who is a participant in the Seller Savings Plan as of the Closing Date to effect a direct rollover of the vested portion of such participant's account under the Seller Savings Plan to the Purchaser Savings Plan. In connection with any such direct rollover elected by any such Transferred Employee, Purchaser or its relevant affiliate(s) shall allow any such employee's outstanding loan and related promissory note under the Seller Savings Plan to be directly rolled over into the Purchaser Savings Plan, in accordance with the provisions of the Purchaser Savings Plan.

                                   ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

            The obligation of Purchaser to close is subject to the following conditions precedent:

            Section 6.1 Representations and Warranties. Each representation and warranty made by Seller in this Agreement, in the certificates delivered by Seller pursuant to this Agreement and in schedules hereto shall be true and correct on the date on which made and shall be true and correct in all material respects, except for those representations and warranties that are by their terms qualified as to materiality which shall be true and correct, on the date on which made and as of the Closing Date as though such representation and warranty were made on and as of the Closing Date.

            Section 6.2 Performance. Seller shall have performed or complied in all material respects with all its agreements, covenants and obligations required to be performed or complied with by this Agreement on or before the Closing Date.

            Section 6.3 Regulatory Approvals. The waiting period under the HSR Act applicable to this Agreement and the transactions contemplated hereby shall have expired or shall have been properly terminated on or before the Closing Date.

            Section 6.4 No Injunctions. There shall not be in effect on the Closing Date any injunction or similar restraining order of any court or governmental authority of competent jurisdiction preventing either party from consummating any of the transactions contemplated by this Agreement nor shall there be any writ, injunction, decree or similar order or any court or governmental authority of competent jurisdiction that would impose any limitation on Purchaser's ability to exercise full rights of ownership of the Shares.

            Section 6.5 Consents and Authorizations. Each of the governmental and other approvals, consents, permits, or waivers listed in Schedule 2.7 and which is specifically designated on such Schedule as being required prior to Closing shall have been obtained.

            Section 6.6 No Adverse Change. Except as disclosed with reasonable specificity in Schedule 2.9, since the date of the Balance Sheet, there shall not have been, occurred, or arisen any change in, or any event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

            Section 6.7 Transfer of Brazilian Operations. Seller shall cause its Brazilian subsidiary to transfer, pursuant to an instrument of transfer in a form reasonably acceptable to Seller and Purchaser, to such entity as designated by Purchaser the ownership of, the benefits of, and all of the Seller's rights, assets (including, without limitation the office lease between Antonio Augusto Miele, as lessor and Primark do Brasil, as lessee (the "Brazil Lease")) and employees that are used in the conduct of the Seller's Brazilian operations which relate to the business of the Company and such entity will assume all related liabilities (it being understood that such liabilities will be limited to ordinary course obligations incurred in the operation of the Company's business in Brazil) provided, however that in the event that the Brazil Lease cannot be assigned under Brazilian law, Purchaser agrees to put the Seller or its affiliates in the same economic position as if the Brazil Lease had been so assigned and the parties hereto agree to use commercially reasonable efforts after Closing to have the lessee released from the Brazil Lease. Seller agrees to use its commercially reasonable efforts to relocate the two (2) employees of Seller's subsidiary whose principal work site is located in the space covered by the Brazil Lease as soon as practicable, and in any event within 90 days after the Closing Date. During such 90-day period, such employees may use the facilities covered by the Brazil Lease at no additional cost to Seller. Any costs incurred in connection with the transfer of the Brazilian operations to Purchaser (including any transfer taxes, filing fees and local counsel and notarial fees and expenses) shall be shared equally between Seller and Purchaser.

            Section 6.8 Stock Options Plan. The Company shall have effectively adopted a Stock Option Plan substantially in the form attached hereto as Exhibit D and shall have made the grants and entered into grant agreements in form and substance acceptable to Purchaser with each of the individuals listed in
Schedule 4.9. Purchaser agrees to indemnify and hold harmless the Seller, its parent company, their respective officers and directors of the Company holding such office on the date hereof from and against all losses, expenses and damages that they incur as a result of adopting said plan and making the grants contemplated by this Section 6.8.

            Section 6.9 Other Documents. The Seller and the Company shall have executed and delivered such other agreements and instruments that may be necessary to effectuate the purposes of this Agreement.

            Section 6.10 Opinion of Counsel. Seller shall have delivered to Purchaser the opinion, dated the Closing Date, of Michael Kargula, Senior Vice President, General Counsel and Secretary to Seller, to the effect set forth in Exhibit E hereto.

            Section 6.11 Officer's Certificates. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and signed by its chief executive officer, to the effect set forth in Exhibit F-1 hereto. In addition, Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of Seller, to the effect set forth in Exhibit F-2 hereto.

            Section 6.12 Resignations. Seller shall have delivered to Purchaser the written resignations of the directors of the Company effective on the Closing Date.

            Section 6.13 Non-Foreign Status. Seller shall have provided Purchaser with an affidavit of non-foreign status in substantially the form as attached hereto as Exhibit G.

            Section 6.14 Primark Non-Compete Agreement. Primark shall have executed and delivered to Purchaser the Primark Non-Compete Agreement in the form attached as Exhibit A hereto.

                                  ARTICLE VII

                       CONDITIONS TO OBLIGATIONS OF SELLER

            The obligation of Seller to close is subject to the following conditions precedent:

            Section 7.1 Representations and Warranties. Each representation and warranty made by Purchaser in this Agreement, in the certificates delivered by Purchaser pursuant to this Agreement and in the schedules hereto shall be true and correct in all material respects, except for those representations and warranties that are by their terms qualified as to materiality, which shall be true and correct, on and made and as of the Closing Date as though such representation and warranty was made on and as of the Closing Date.

            Section 7.2 Performance. Purchaser shall have performed or complied in all material respects with all its agreements, covenants and obligations required to be performed or complied with by this Agreement on or before the Closing Date.

            Section 7.3 Regulatory Approvals. The waiting period under the HSR Act applicable to this Agreement and the transactions contemplated hereby shall have expired or shall have been properly terminated on or before the Closing Date.

            Section 7.4 Consents and Authorizations. Each of the governmental and other approvals, consents, permits, or waivers listed in Schedule 3.3 and which is specifically designated on such Schedule as being required prior to Closing shall have been obtained.

            Section 7.5 Other Documents. The Purchaser shall have executed and delivered such other agreements and instruments that may be necessary to effectuate the purposes of this Agreement.

            Section 7.6 Officer's Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by its chief executive officer, to the effect set forth in Exhibit H hereto.

                                  ARTICLE VIII

                        ADDITIONAL POST-CLOSING COVENANTS

            Section 8.1 Subscription Services. For a two year period following Closing, Purchaser shall cause the Company to promptly deliver without charge, to Seller at its headquarters in Waltham, Massachusetts, the Company's planning service reports, "white papers" and other products, subject to the same restrictions and obligations customarily placed on paying customers (and, if required by Purchaser, Seller shall execute a standard subscription agreement incorporating such terms); provided, however, that the foregoing shall not apply to, and Seller shall not be entitled to receive any consulting services in connection therewith.

            Section 8.2 Cooperation with Purchaser. To the extent any approvals, consents or waivers must be obtained or any filing must be made by the Purchaser after the Closing, including the filing of a Form BE-13 with the US Department of Commerce, the Seller shall use its reasonable best efforts to cooperate with the Purchaser and the Company to obtain such approvals, consents or waivers and to make such filings. Seller and Purchaser also shall cooperate in good faith and take all action required to complete the transfer of the Company's Brazilian operations to Purchaser in accordance with Section 5.3 (to the extent such transfer has not been complete on or prior to the Closing Date).

            Section 8.3 Non-Competition. For three (3) years after the Closing Date (the "Non-Compete Period"), the Seller shall not, directly or indirectly, whether for its own account or for the account of any other person, engage in activities or businesses ("Competitive Activities") that are materially similar or compete, directly or indirectly, with the products, services or activities of the Company including without limitation, (1) providing research and consulting to companies and businesses relating to e-business,

Internet strategy and systems, electronic commerce, communications, wireless mobile, company enterprise application and technology or (2) soliciting, enticing, persuading, inducing or encouraging any past, present or prospective customer of the Company to purchase any of the services in clause (1) from anyone other than the Company or (3) assisting any other Person in any way to do, or attempt to do, anything prohibited by (1) or (2) above; provided, however, that such restrictions shall in no way limit or prohibit the Seller from conducting any of its businesses as currently operated or from acquiring any person or entity engaged in the same or similar business as is currently being conducted by Seller and its subsidiaries.

            Section 8.4 Non-Hire and Non-Solicitation.

            (a) The Seller agrees that, for a period of three (3) years after the Closing Date, the Seller will not, directly or indirectly, solicit for hire, hire, retain or employ any employee (or former employee) of the Company or otherwise persuade or attempt to persuade any such employee, to leave the Company's employ to become employed by any person other than the Purchaser or the Company; provided, however, that the foregoing shall not prevent Seller from hiring Andrew McGillicuddy (after the expiration of one year from the Closing
Date) or from hiring other employees whose resignation is received on or prior to the Closing Date, so long as Seller does not, directly or indirectly, solicit Mr. McGillicuddy or such other persons.

            (b) The Purchaser agrees that it will cause the Company, for a period of three (3) years after the Closing Date, to not, directly or indirectly, solicit for hire, hire, retain or employ any employee of Seller whose principal work site is located in the greater Boston area or otherwise persuade or attempt to persuade any such employee, to leave the Company's employ to become employed by any person other than Seller.

            Section 8.5 No Enforcement of Non-Competition Agreement. Seller agrees that it shall not enforce (and shall not permit any affiliate to enforce) any non-competition agreement between any employee of the Company and Seller (or Seller's affiliates) to prevent any such employee from working for the Company or any other affiliate of Purchaser who, by virtue of the transactions contemplated by this Agreement, ceased to be employed by the Seller or any of the Seller's subsidiaries (including the Company) including, without limitation, any non-competition agreement contained in any grant agreements under the Seller's or Seller's affiliates stock options plans.

            Section 8.6 Release and Indemnity. Except as set forth on Schedule 8.6, Primark Corporation has furnished the Purchaser with a copy of the two guaranties (the "Parent Guaranty") given (or may be given) by Primark Corporation with respect to offices leases of the Company listed on Schedule
8.4. As soon as reasonably practicable after the Closing, the Purchaser agrees to use its commercially reasonable efforts to have Lessor release Primark Corporation from all liability of all of its obligations under or with respect to the Parent Guaranty. From and after the Closing and until the Parent is fully released from all liability and all of its obligations under or with respect to the Parent

Guaranty, the Purchaser agrees to reimburse Primark Corporation for any obligations, costs and expenses incurred as a result of failure so to be fully released.

                                   ARTICLE IX

                             SURVIVAL OF PROVISIONS

            Section 9.1 Survival of Representations and Warranties. Subject to
Section 9.3 and ARTICLE X hereof, the representations and warranties respectively made by Seller and Purchaser in this Agreement, in the schedules hereto and in any certificate delivered pursuant to this Agreement will survive the Closing and will remain in full force and effect thereafter:

            (a) indefinitely in the case of Sections 2.2 and 2.4;

            (b) until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of the representations and warranties of Seller set forth in Sections 2.11,
2.14 and 2.20; and

            (c) until August 8, 2001 (15 months after the Closing Date) in the case of all other representations and warranties.

            Section 9.2 Survival of Covenants and Agreements. Subject to
Section 9.3 and ARTICLE X hereof, all covenants and agreements respectively made by Seller and Purchaser in this Agreement to be performed after the date hereof will survive the Closing and will remain in full force and effect thereafter, until the expiration of the terms or periods specified therein or (if there is no such specified term or period) indefinitely without regard to duration and the right to enforce the obligations thereunder shall survive indefinitely subject to applicable statue of limitations.

            Section 9.3 Pursuit of Claims. Notwithstanding the foregoing, any representation, warranty, covenant, or agreement as to which a bonafide claim for indemnification has been asserted in accordance with ARTICLE X hereof during the applicable survival period set forth in Section 9.1 or 9.2 hereof will (with respect to such claim) survive and such claim may be pursued, beyond the expiration of such survival period until such claim is resolved by final, nonappealable judgment or by settlement.

                                   ARTICLE X

                                 INDEMNIFICATION

            Section 10.1 Non-Tax Indemnification by Seller. Subject to the provisions of Sections 10.3 and 10.5 hereof and this ARTICLE X, Seller will indemnify and hold harmless each of the Purchaser and the Company and its officers, directors, shareholders, employees, representatives and agents (each a "Purchaser Party") (whether or not such Purchaser Party owns any Shares) in respect of any and all monetary damages, Liabilities, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation punitive, treble, or other exemplary or extra contractual damages, amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, actuaries, environmental consultants, engineers and geologists and other experts, consultants and advisors and other expenses of litigation or of any claim, default, or assessment) (collectively, "Damages") (whether or not such Damages are covered by insurance) resulting from or relating to each of the following:

            (a) any breach by Seller of any representation, warranty, covenant, or agreement made by Seller in any section of this Agreement, in the schedules hereto, or in any certificate delivered by Seller in connection with this Agreement, except for the breach by Seller of Sections 2.10 or 10.4 hereof which will be governed by Section 10.4 hereof;

            (b) any of the following Liabilities related to any Employee Benefit Plan maintained by, contributed to, or obligated to be contributed to, at any time, by Seller, the Company or any ERISA affiliate:

                  (i) Liability relating to, arising under or accruing under any Seller Benefit Plan, except for, subject to Section 10.1(b)((v), any unpaid monetary obligations of the Company that are, as of the Closing Date, accrued under such Seller Benefit Plan in accordance with GAAP and in the ordinary course of business and consistent with past practice;

                  (ii) Liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA;

                  (iii) Liability relating to any "multiemployer plan" as defined in Section 3(37) of ERISA;

                  (iv) Liability arising or accruing on or before the Closing Date with respect to noncompliance with any of ERISA, the Code, other applicable laws, or the notice and benefit continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder;

                  (v) Liability relating to, arising under or accruing under the Primark Corporation 1992 Stock Option Plan, Primark Corporation 1992 Employee Stock Purchase Plan, or the 1999 Plan; and

                  (vi) Liability with respect to any unfunded liabilities accruing or arising under or with respect to any "defined benefit plan" as defined in Section 3(35) of ERISA on or before the Closing Date.

            Section 10.2 Non-Tax Indemnification by Purchaser. Subject to the provisions of Sections 9.3 and 9.5 hereof and this ARTICLE X hereof, Purchaser will indemnify and hold harmless Seller and its officers, directors, shareholders, employees and agents (each a "Seller Party") (whether or not such Seller Party sells any Shares) in respect of any and all Damages resulting from or relating to any breach by Purchaser of any representation, warranty, covenant, or agreement made by Purchaser in this Agreement or in any schedule hereto or certificate delivered by Purchaser in connection with this Agreement.

            Section 10.3 Non-Tax Indemnification Procedures; Certain
Limitations.

            (a) If any Purchaser Party or Seller Party, as the case may be (each an "Indemnitee") becomes aware of any matter for which it believes it is entitled to indemnification hereunder that involves (i) any claim made against the Indemnitee by any person or entity other than a Purchaser Party or a Seller Party or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any person other than a Purchaser Party or a Seller Party, the Indemnitee will give the Seller or Purchaser, as appropriate (each an "Indemnifying Party") prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding. Such notice will (A) provide (with reasonable specificity) the basis on which indemnification is being asserted,
(B) set forth the actual or estimated amount of Damages for which indemnification is being asserted, if known, and (C) be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnitee. The failure to provide notice in accordance with this Section 10.3 shall in no manner affect the rights of the Indemnitee except to the extent that any party may have been materially prejudiced by such failure.

            (b) The Indemnifying Party will have a period of 10 days (or shorter if otherwise so required) after the delivery of each notice required by Section 10.3(a) hereof during which to respond to such notice. If the Indemnifying Party elects to defend the claim described in such notice or does not respond within such period, the Indemnifying Party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnitee. The Indemnitee will reasonably cooperate with (and at the cost of) the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim and the Indemnitee will have the right to participate at its own expense in the defense of any such claim; provided, however, that if the Indemnitee elects to defend the claim either because a legal conflict exists which prohibits the Indemnifying Party from jointly pursuing the claim or the Indemnifying Party is not diligently defending the claim, any cost incurred by the Indemnifying Party to defend such claim shall be borne by the Indemnifying Party. If the Indemnitee Party responds within such period and elects not to defend such claim, the Indemnitee will be free to compromise or defend (and control the defense of) such claim and to pursue such remedies as may be available to the Indemnitee under applicable law.

            (c) Any compromise or settlement of any claim (whether defended by the Indemnitee or by the Indemnifying Party) will require the prior written consent of the Indemnitee and the Indemnifying Party (which consent will not be unreasonably withheld); provided, however, that if the Indemnifying Party failed to respond or to defend the claim when required, the consent of the Indemnifying Party shall not be necessary for the compromise or settlement of any claim.

            (d) If an Indemnitee gives the Indemnifying Party written notice of any matter for which it believes it is entitled to indemnification hereunder other than those specified in Section 10.5, the Indemnifying Party will have a period of 15 days after the delivery of such notice during which to respond to such notice. If the Indemnifying Party disputes such claim, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 30 days after such response or either party does not so proceed in good faith, either the Indemnifying Party or the Indemnitee may initiate litigation to resolve such disputes. If the Indemnifying Party does not respond within 15 days after delivery of any such claim notice it will be deemed to have conclusively accepted liability therefor.

            (e) The Indemnifying Party's obligation to indemnify the Indemnitee pursuant to Section 10.1(a) hereof is subject to the following limitation:

                  (i) No indemnification payments shall be required to be made by the Indemnifying Party until the aggregate amount of Indemnitee's Damages for claims made under Section 10.1 with respect to breaches of representations and warranties and covenants and under Section 10.4 with respect to Taxes exceeds $1.0 million and, in such event, indemnification shall be made by the Indemnifying Party only to the extent that the aggregate amount of Indemnitee's Damages exceed $1.0 million (provided, however, that the foregoing limitation shall not apply to (x) claims based on breaches of Seller's representations in
Section 2.10(b) or in Section 2.13, (y) claims based on breaches of the Seller's covenants in Sections 4.1, 4.2, 4.4, 4.7, 4.8, 4.9, 4.11, 4.13, 4.14, 4.15,
4.16, 4.19, 8.3 and 8.4), and (z) claims made under Section 10.4 that relate to Fully Indemnified Taxes.

                  (ii) In no event shall the Indemnifying Party's aggregate obligation to indemnify (A) the Indemnitee for claims made under Section 10.1 with respect to breaches of representations and warranties, (B) in the case of claims against Seller, with respect to breaches of Seller's covenants in Sections 4.3, 4.5, 4.6, 4.10, 4.12, 4.17 and 4.18, and (C) the Indemnitee for
claims made under Section 10.4 that relate to Taxes other than Fully Indemnified Taxes, exceed $36,250,000 in the aggregate;

                  (iii) Notwithstanding the foregoing and for the avoidance of doubt, it is understood and acknowledged that the foregoing basket in clause (i) and limitation in clause (ii) shall not apply to Section 10.1(b), Section 10.4 (Tax Indemnification, except to the extent expressly provided in Section 10.3(e)(i) and 10.3(e)(ii)) or for claims based on breaches of covenants other than the Seller's covenants in Sections 4.3, 4.5, 4.6, 4.10, 4.12, 4.17 and 4.18.

                  (iv) For purposes of this Agreement, the following term has the following meaning:

                  "Fully Indemnified Taxes" shall mean (A) all federal, state, local, or foreign taxes, charges, fees, imposts, levies or other assessments based upon net income, gross receipts, capital, franchise, or profits, (B) all sales and use taxes imposed by Colorado, Texas, New York, Ohio, Connecticut, Massachusetts and the city of Chicago (such listed jurisdictions being hereinafter referred to as the "Indemnified Jurisdictions"), (C) all Taxes (as defined in Section 2.11) due with respect to Tax Returns of or which include the Company required to be filed (without regard to any extensions) on or after December 31, 1999 but on or before the Closing Date, and (D) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clauses (A) thru (C). For purposes of clause (A) above, taxes based upon "gross receipts" are not intended to include sales taxes or other transactions-based taxes regardless of the name given to such taxes by the applicable jurisdiction.

            Section 10.4 Tax Indemnification.

            (a) Subject to Section 10.3(e)(i) and Section 10.3(e)(ii), Seller agrees to be responsible for, and to indemnify and hold harmless, each Purchaser Party from and against any and all Damages resulting from, arising out of, based on or related to:

                  (i) any and all Taxes with respect to any period of the Company (or any predecessor) ending on or before the Closing Date;

                  (ii) any and all Taxes resulting from the Company having been (or ceasing to be) included in any affiliated, consolidated, combined, or unitary Tax Return that included the Company (or any predecessor) for any taxable period (or portion thereof) ending on or prior to the Closing Date (including without limitation any Liability for Taxes resulting from a "deferred intercompany transaction," within the meaning of Treasury Regulation Section 1.1502-13(a)(2) (or any analogous or similar provision under state, local or foreign law), that occurred on or prior to the Closing Date);

                  (iii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group (other than the Company) of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the Liability of the Company pursuant to Treasury Regulation
Section 1.1502-6(a) or any analogous or similar state, local or foreign law;

                  (iv) any breach by Seller of any representation, warranty, or covenant contained in Section 2.11 or Section 10.4 hereof or the breach by either party of the agreement set forth in Section 1.2 hereof regarding allocation of Purchase Price;

                  (v) any and all Taxes allocated to Seller pursuant to Section 10.4(b)(iv) hereof;

                  (vi) any and all Taxes by reason of being a successor-in-interest or transferee of another entity; and

                  (vii) and any and all Taxes respect to the termination of the 1999 Plan.

            (b) Preparation of Tax Returns; Payment of Taxes.

                  (i) The Seller shall include the Company, or cause the Company to be included in, and shall file or cause to be filed, (A) the United States consolidated federal income Tax Returns of the Seller or its affiliates for all taxable periods of the Company ending on or prior to the Closing Date and (B) where applicable, all other consolidated, combined or unitary Tax Returns of Seller or its affiliates for all taxable periods of the Company ending (or the portion of any taxable period ending) on or prior to the Closing Date, and shall pay any and all Taxes due with respect to the returns referred to in clause (A) or (B) of this Section 10.4(b)(i). Such Tax Returns referred to in clause (A) and (B) above are referred to as the "Seller Consolidated Returns"). Subject to
Section 10.4(c) hereof, which shall govern with respect to sales and use Tax Returns and other filings in the Indemnified Jurisdictions, Seller also shall file or shall cause the Company to file (C) all other Tax Returns with respect to Fully Indemnified Taxes of or which include the Company required to be filed (taking into account any extensions) on or prior to the Closing Date, (D) all Tax Returns with respect to Fully Indemnified Taxes for the period ended December 31, 1999, whether or not on extension, and (E) all short taxable period Tax Returns for taxable periods ending on the Closing Date to the extent they relate to Fully Indemnified Taxes, and shall pay any and all Taxes due with respect to such Tax Returns. All Tax Returns described in this Section 10.4(b)(i) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax laws (or the judicial or administrative interpretations thereof). Seller shall provide the Purchaser with copies of such Tax Returns (other than Seller Consolidated Returns) at least 30 days prior to the filing date, and Purchaser shall be provided an opportunity to review such returns and supporting workpapers and schedules prior to the filing of such Tax Returns. Seller and Purchaser shall attempt to resolve in good faith any disagreement regarding such Tax Returns prior to the due date for filing thereof (including extensions). Purchaser shall cause to be executed such Tax Returns and shall return them to Seller so that Seller receives such executed Tax Returns at least 5 days prior to such Tax Returns filing deadline (including extensions); provided, however, that Purchaser and the Company shall not be required to execute any such Tax Return if Purchaser reasonably and in good faith determines that such Tax Return is materially incorrect. Any disagreements regarding such Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 10.4(g) which shall be binding on the parties. If a Tax Return, which is prepared and provided to Purchaser for review in accordance with the provisions of this Section 10.4(b)(i), is not timely filed because a dispute arises with respect to the Tax Return and the Company does not execute the Tax Return in a timely manner, the Company will be responsible for (and Seller will not be required to indemnify any Purchaser Party for) any interest, penalties or late fees imposed with respect to such Tax Return as a result of Company's failure to execute such Tax Return if, the Seller's position with respect to such Tax Return is determined to be correct in proceedings initiated under Section 10.4(g). Seller shall subsequent to the Closing Date, provide written notice to Purchaser of the filing of any amended Seller Consolidated Returns (or provision thereof) or claim for refund with respect to such Returns with respect to any taxable period ending on or prior to the Closing Date if such filing includes material changes to the Company's Tax liabilities and, if such filing would have a material adverse effect on Purchaser, the Company, or their affiliates for any taxable period including or ending after the Closing Date, Seller will not make such filing without the consent of Purchaser, which consent will not be unreasonably withheld.

                  (ii) Following the Closing, Purchaser shall file or cause to be filed all Tax Returns (other than Seller Consolidated Returns, Tax Returns with respect to Fully Indemnified Taxes for the period ended December 31 1999 whether or not under extension, Tax Returns with respect to Fully Indemnified Taxes required to be filed on or prior to the Closing Date, and short taxable period Tax Returns with respect to Fully Indemnified Taxes for taxable periods ending on the Closing Date) required to be filed by the Company after the Closing Date. Purchaser shall file any required sales and use Tax Returns with respect to jurisdictions other than the Indemnified Jurisdictions which Company did not file for taxable periods ending on or prior to the Closing Date and any other Tax Returns which the Company did not file on or prior to the Closing Date with respect to Taxes other than Fully Indemnified Taxes and shall, subject to receiving the payments from Seller referred to in Section 10.4(b)(iii), cause the Company to pay the Taxes shown due thereon; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit, or adversely affect any right of Purchaser Parties to receive indemnification pursuant to any provision of this Agreement.

                  (iii) Except as otherwise provided in Section 10.4(b)(iv) for a Straddle Tax Return (as defined therein), not later than 5 days before the due date for payment of Taxes with respect to any Tax Returns, Seller shall pay to Purchaser an amount equal to that portion of the Taxes shown on such return for which Seller has an obligation to indemnify the Purchaser Parties pursuant to the provisions of Section 10.4(a). Purchaser and Seller will attempt to resolve in good faith any disagreement regarding the amount owing by Seller to Purchaser prior to the due date for the payment of such Taxes. In the event that Purchaser and Seller fail to resolve any such disagreement prior to such due date, then Seller shall, not later than 2 days before such due date, pay to Purchaser an amount reasonably determined by Seller to be due to

Purchaser and the balance, if any, shall be paid upon resolution of the dispute. Any dispute concerning any further amount claimed by Purchaser shall resolved in accordance with Section 10.4(g).

                  (iv) For federal income tax purposes, the taxable year of the Company shall end as of the close of the Closing Date and, with respect to all other Taxes, Seller and Purchaser will, unless prohibited by applicable law, close the taxable period of the Company as of the close of the Closing Date. Neither Seller nor Purchaser shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (each a "Straddle Period" and all Tax Returns in respect thereof, a "Straddle Period Return"), then Taxes, if any, attributable to the taxable period of the Company beginning before and ending after the Closing Date shall be allocated to (i) Seller for the period up to and including the Closing Date, and (ii) Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of the Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. With respect to
(i) Straddle Returns relating to Fully Indemnified Taxes, and (ii) Straddles Returns relating to Taxes other than Fully Indemnified Taxes after the basket in
Section 10.3(e)(i) has been satisfied, Purchaser will notify Seller of Purchaser's calculation of Seller's share of the Taxes of the Company for any Straddle Period and provide to Seller a copy of the Straddle Period Return and the calculation of the split of the Tax liability for such period between Purchaser and Seller (the "Statement") no later than 30 days before the due date for filing of such Straddle Period Return. Purchaser and Seller will attempt to resolve in good faith any disagreement with or arising out of any such Straddle Period Return and/or Statement prior to the due date for the payment of such Taxes. In the event that Purchaser and Seller fail to resolve any such disagreement prior to such due date, then Seller shall, not later than 2 days before such due date, pay to Purchaser an amount reasonably determined by Seller to be due to Purchaser and the balance, if any, shall be paid upon resolution of the dispute. Any disputes shall resolved in accordance with Section 10.4(g).

                  (v) Any payment pursuant to this Section 10.4(b) paid after the date such payment is due shall become accompanied by payment of any amount equal to simple interest on the amount of such payment at a rate of 12% per annum from and including the date that such payment was due but excluding the date such payment was made.

            (c) Special Procedures for Certain Sales and Use Taxes

                  (i) As soon as practicable following the Closing, Seller shall prepare or cause to be prepared and shall submit to Purchaser for its review and execution all documentation necessary to (A) register the Company for sales and use tax purposes in each Indemnified Jurisdiction in which the Company is not registered at Closing and (B) enter into a voluntary disclosure agreement with the appropriate taxing authority in each Indemnified Jurisdiction (other than Massachusetts) in which the Company has not entered into a voluntary disclosure agreement prior to Closing. Seller shall consult with Purchaser regarding the positions to be taken with respect to the registration, the voluntary disclosure agreement and any Tax Return to be filed in connection with the registration and voluntary disclosure agreement. Seller and Purchaser shall negotiate in good faith to reach a mutual agreement regarding the positions to be taken by the Company, and any disputes shall be resolved in accordance with Section 10.4(g) prior to filing the first document with the Indemnified Jurisdiction identifying the Company or any positions to be taken by the Company with respect to the registration, the voluntary disclosure agreement or any Tax Return to be filed in connection with the registration and voluntary disclosure agreement. The Purchaser and Seller must agree as to any material changes regarding the positions to be taken by the Company with respect to the registration, voluntary disclosure agreement or any Tax Returns to be filed in connection with the registration and voluntary disclosure agreement.

                  (ii) Seller shall prepare or cause to be prepared and shall file or cause to be filed all sales and use Tax Returns in the Indemnified Jurisdictions for taxable periods ending on or prior to the Closing Date and any other filings in connection with the registration and disclosure agreements referred to Section 10.4(c)(i) above. Seller shall pay or cause to be paid all Taxes due with respect to any such Tax Returns or other filings (including any registration or disclosure agreements) and any other sales and use Taxes in the Indemnified Jurisdictions for taxable periods ending on or prior to the Closing Date. Seller shall provide Purchaser with copies of such Tax Returns or other filings at least 10 days prior to filing thereof and Purchaser shall have the right to review such filings. Purchaser shall cause to be executed by the Company such Tax Returns or other filings and shall return them to Seller so that Seller receives such executed Tax Returns or other filing within such ten day period; provided, however, that Purchaser and the Company shall not be required to execute any such Tax Return or other filing if Purchaser reasonably and in good faith determines that such Tax Return or other filing is materially incorrect. If a Tax Return or other filing, which is prepared and provided to Purchaser for review in accordance with the provisions of this Section 10.4(c)(ii), is not timely filed because a dispute arises and the Company does not execute such Tax Return or other filing in a timely manner, the Company will be responsible for (and Seller will not be required to indemnify any Purchaser Party for) any interest, penalties or late fees imposed with respect to such Tax Return or other filing as a result of Company's failure to execute such Tax Return if, the Seller's position with respect to such Tax Return is determined to be correct in proceedings initiated under Section 10.4(g). Other than the limitations set forth in this Section 10.4(c), Seller shall control, with respect to each Indemnified Jurisdiction, the registration, the filing of the voluntary disclosure agreement and the filing of all Tax Returns in connection with the registration and voluntary disclosure agreement for taxable periods ending on or before the Closing Date.

            (d) Cooperation with Respect to Tax Returns. Purchaser and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchaser or the Company shall retain in its possession, and shall provide Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Seller may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, Purchaser may dispose of such material, provided that prior to such disposition Purchaser shall give Seller a reasonable opportunity to take possession of such materials.

            (e) Tax Audits.

                  (i) Seller shall have the sole right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to taxable periods of the Company which end on or before the Closing Date and to employ counsel of its choice (other than any such audit or proceeding relating to Taxes which are reasonably expected to be subject to the limitations of Section 10.3(e)(i) or Section 10.3(e)(ii)); provided that if the results of such Tax audit or proceeding would reasonably be expected to have an adverse effect on the assets, business, operations, or financial condition of the Company (or its affiliates with respect to the assets, business, operations or financial condition of the Company) for taxable periods ending after the Closing Date, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of Purchaser (which consent shall not be unreasonably withheld).

                  (ii) Purchaser shall have the sole right to represent the interests of the Company in any Tax audits or administrative or court proceeding relating to taxable periods beginning after the Closing Date. The Seller agrees to cooperate fully with Purchaser and its counsel in the defense against or compromise of any claim in any said proceeding.

                  (iii) Purchaser shall have the sole right to represent the interests of the Company in any Tax audits or administrative or court proceeding relating to any Taxes which are reasonably expected to be subject to the limitations of Section 10.3(e)(i) or Section 10.3(e)(ii); provided, however, that Purchaser shall (A) provide Seller notice of such proceedings as required under Section 10.4(e)(v), and (B) provide copies of all material documents received by Company from the governmental authority or filed by

Company with the governmental authority with respect to such audit, administrative or court proceeding.

                  (iv) The Seller and Purchaser shall jointly represent the interests of the Company in any Tax audit or administrative or court proceedings relating to any Straddle Period with respect to Fully Indemnified Taxes. Any disputes regarding the conduct or resolution of any such audit or proceeding shall be resolved pursuant to Section 10.4(g). No settlement of such proceeding shall occur without the consent of both Seller and Purchaser.

                  (v) Purchaser will promptly notify Seller in writing upon receipt by Purchaser of written notice of any pending or threatened federal, state, local, or foreign Tax audits or assessments of the Company relating to a taxable period that ends before the Closing Date. Seller will promptly notify Purchaser in writing upon receipt by Seller or any affiliate of Seller of written notice of any pending or threatened federal, state, local, or foreign Tax audits or assessments from any Tax authority which may affect the Tax Liability of the Company for periods subsequent to the Closing Date.

            (f) Transfer Taxes. Seller and Purchaser shall share equally all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement. Seller and Purchaser hereby agree to file all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

            (g) Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to the Seller and the Purchaser. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Purchaser.

            (h) The indemnification provided for in this Section 10.4 shall be the sole remedy for any claim in respect of Taxes and the provisions of Sections
10.1 through 10.3 hereof shall not apply except to the extent provided in
Section 10.3(e)(i) and Section 10.3(e)(ii).

            (i) Any claim for indemnity under this Section 10.4 may be made at any time prior to 30 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic of permissive).

            (j) Seller shall be responsible for, shall pay or cause to be paid and shall indemnify and hold harmless Purchaser, the Company from and against any Liability arising under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company, any predecessor of the Company or any transferor to the Company is a party or is obligated thereunder, in each case on or prior to the Closing Date.

            Section 10.5 Indemnification Payments. Seller and Purchaser agree that any payment made under ARTICLE X hereof will be treated by the parties on their Tax Returns as an adjustment to the aggregate consideration for the Shares.

                                   ARTICLE XI

                                   TERMINATION

            Section 11.1 Termination. Without limiting the rights or remedies that any party hereto may otherwise have, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

            (a) at any time before the Closing by written agreement of Seller and Purchaser;

            (b) at any time before the Closing, by the non-breaching party, if a breach of this Agreement shall have occurred and such breach has not be cured thirty days after notice of such breach has been received; or

            (c) at any time after August 8, 2000, by Seller or Purchaser if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement (or any representation, warranty, covenant, or agreement included herein) by the party electing to terminate pursuant to this Section 11.1(b).

            Section 11.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.1 hereof, (a) the obligation of Purchaser to purchase the Shares and the obligation of Seller to sell the Shares will terminate, (b) the provisions of Sections 12.4, 12.5, 12.6 and 12.7 hereof will continue to apply following any such termination and (c) no party hereto will be relieved of any Liability for Damages that such party may have to the other party by reason of such party's breach of this Agreement (or any representation, warranty, covenant, or agreement included herein).

                                  ARTICLE XII

                                  MISCELLANEOUS

            Section 12.1 Notices. Any notice or other communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by facsimile or other similar facsimile transmission, (c) delivered by overnight express, charges prepaid, or (d) sent by registered or certified mail, postage prepaid, as follows:

                  (i)   If to Seller:

                        Primark Corporation
                        1000 Winter Street, Suite 4300N
                        Waltham, MA 02451
                        Attention:  Michael Kargula
                        Facsimile number: 781-890-6190

                  (ii)  If to Purchaser:

                        Reuters Group PLC
                        85 Fleet Street
                        London EC4P4AJ
                        United Kingdom
                        Attention: Brad Hanson
                        Facsimile number: 011 44 171 542 9368

                        with copies to:

                        Reuters America Inc.
                        1700 Broadway - 40th Fl.
                        New York, NY  10019
                        Attention:  General Counsel
                        Facsimile number: (212) 603-3757

                                    and

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, NY 10153
                        Attention:  Matthew Bloch
                        Facsimile number:  212-310-8007

            All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 12.1 will (A) if delivered personally or by overnight express, be deemed given upon delivery; (B) if delivered by facsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given on the third day after delivery of such notice to the United States Post Office for delivery. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

            Section 12.2 Entire Agreement; Interpretation. (a) Except for documents executed by Seller and Purchaser pursuant hereto, this Agreement supercedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement and this Agreement contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement; (e) the term "or" means "and/or"; (f) the term "party" means, on the one hand, Purchaser and, on the other hand, Seller; (g) the phrase "in the ordinary course of business and consistent with past practice" refers to the business, operations, affairs and practice of the Company or the Subsidiaries, as the case may be, in each case consistent with past practices of such business, operations and affairs and consistent with all applicable laws; and (h) all references to "dollars" or "$" refer to currency of the United States of America.

            (b) The Schedules attached to this Agreement relate to certain matters concerning the transactions contemplated by the Agreement. The Schedules are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except as and to the extent provided in the Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar informational nature. Any disclosure of a fact or circumstance made in the Schedule shall not establish, or constitute an admission of the materiality of such fact or such circumstance or such fact's or circumstance's consequence or relevance to a Purchaser. Headings and section references have been inserted in the Schedules for convenience of reference only, and such headings shall not have the effect of amending or changing the express description of the Schedules as set forth in the Agreement. Disclosure set forth in the Schedules under a particular heading or with reference to a particular section of the Agreement shall be deemed to apply to any other section of the Agreement to which the matters disclosed are relevant, but only if such deemed disclosure is readily apparent on the face of such disclosure in such other section.

            Section 12.3 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in ARTICLE X hereof), each of Seller and Purchaser will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

            Section 12.4 Public Announcements. At all times at or before the Closing, Seller and Purchaser will each consult with the other before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement, release to be made solely on behalf of a party. If Seller and Purchaser are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the opinion of legal counsel to a party, required by law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release. Any such report, statement, or release approved or permitted to be made pursuant to this Section 12.4 may be disclosed or otherwise provided by Seller or Purchaser to any person, including without limitation to any employee or customer of either party hereto and to any governmental or regulatory authority.

            Section 12.5 Confidentiality. For a period of three years from the Closing Date, (a) each of Purchaser and Seller will refrain, and will cause its affiliates and their respective officers, directors, employees, agents and other representatives to refrain, from disclosing to any other person any confidential documents or confidential information concerning the other party hereto furnished to it in connection with this Agreement or the transactions contemplated hereby and (b) Seller will refrain, and will cause its affiliates and their respective officers, directors, employees, agents and other representatives to refrain, from disclosing to any person any confidential documents or confidential information concerning the Company, unless, in either case, (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to such other party hereto as early as possible; or (ii) such confidential documents or information can be shown to have been (A) previously known by the party hereto receiving such documents or information, (B) in the public domain through no fault of such receiving party, or (C) later acquired by such receiving party from other public sources.

            Section 12.6 Brokers. Seller will indemnify and hold harmless the Purchaser in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of Seller or the Company) claiming to have been engaged by Seller in connection with the transactions contemplated by this Agreement and Seller will bear the cost of the reasonable out-of-pocket expenses incurred by Purchaser in investigating, defending against, or appealing any such claim or demand. Purchaser will indemnify and hold harmless the Seller in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of Purchaser) claiming to have been engaged by Purchaser connection with the transactions contemplated by this Agreement and Purchaser will bear the cost of the reasonable out-of-pocket expenses incurred by Seller in investigating, defending against, or appealing any such claim or demand. Neither party shall make any payment for which they intend to request indemnification under this Section 12.6 without receiving the prior consent of the other party, which consent shall not be unreasonably withheld.

            Section 12.7 Further Assurances. Seller and Purchaser agree that, from time to time prior to and after the Closing, upon the reasonable request of the other, they will cooperate and will cause their respective affiliates to cooperate with each other to effect the orderly transition of the business, operations and affairs of the Company and the Subsidiaries. Without limiting the generality of the foregoing, (a) Seller will provide, and will cause its affiliates to provide, representatives of Purchaser reasonable access to all Books and Records of Seller and its affiliates reasonably requested by Purchaser in the preparation of any post-Closing financial statements, reports, or Tax Returns of the Company; (b) Purchaser will provide representatives of Seller reasonable access to all pre-Closing Books and Records of the Company reasonably requested by Seller in the preparation of any post-Closing financial statements, reports, or Tax Returns of Seller; and (c) each party hereto will execute such documents and instruments as the other party hereto may reasonably request containing terms and conditions mutually satisfactory to each party hereto to further effectuate the terms hereof. Seller agrees to retain, until the sixth anniversary of the Closing Date, all Books and Records of Seller and its affiliates that relate to the Company and to provide Purchaser with copies of such Books and Records upon request by Purchaser.

            Section 12.8 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.

            Section 12.9 Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of Seller and Purchaser.

            Section 12.10 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

            Section 12.11 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Seller, Purchaser, each Seller Party, each Purchaser Party and their respective successors and permitted assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

      Section 12.12 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to the principles of conflict of laws) applicable to a contract executed and performable in such state. The parties hereto agree that any action, suit or proceeding arising from or relative to this Agreement shall be brought in any State or Federal Court of competent jurisdiction sitting in the State of Delaware and each party hereby agrees to submit to the jurisdiction of such courts to the fullest extent permitted by law. In addition, each party hereto waives any objection which it may have to the changing of venue from Delaware.

      Section 12.13 Submission to Jurisdiction; Consent to Service of Process.

            (a) The parties hereto irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions


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contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereto irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b) Each of the parties hereto consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 12.1.

            (c) Each party hereto waives trial by jury in any judicial proceeding or other Legal Proceeding brought by the other party hereto involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement or the transactions contemplated hereby.

            Section 12.14 Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

            Section 12.15 No Assignment. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other party hereto (and any attempt to do so will be void), except as otherwise specifically provided herein and except that Purchaser may assign all or any part of the rights or obligations of Purchaser hereunder to one or more affiliates of Purchaser without the consent of Seller; provided, however, that upon such assignment Purchaser shall not be deemed to be released from any of its obligations hereunder.

            Section 12.16 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law and if the rights or obligations under this Agreement of Seller and Purchaser will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof;
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.






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            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above by the duly authorized officers of Seller and Purchaser.



                                   REUTERS HOLDING SWITZERLAND SA


                                   By:  /s/ Bradley J. Hanson
                                        -------------------------------------
                                        Name:   Bradley J. Hanson
                                        Title:  Director

                                   PRIMARK HOLDING CORPORATION


                                   By:  /s/ Joseph E. Kasputys
                                        -------------------------------------
                                        Name:   Joseph E. Kasputys
                                        Title:  President and Chief
                                                Executive Officer